As filed with the Securities and Exchange Commission on May 31, 2006
•  Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDUSTRIAL ENTERPRISES OF AMERICA, INC.

(Name of small business issuer in its charter)

Advanced Bio/Chem, Inc.
(Former name)
Nevada	3910	13-3963499

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

711 Third Avenue, Suite 1505, New York, New York 10017
Tel. (212) 490-3100

(Address and telephone number of principal executive offices)

711 Third Avenue, Suite 1505, New York, New York 10017
Tel. (212) 490-3100

(Address of principal place of business or intended principal place of business)

John Mazzuto
Chairman of the Board, Chief Executive Officer, President
and Assistant Secretary
c/o Industrial Enterprises of America, Inc.
711 Third Avenue, Suite 1505
New York, New York 10017

(Name, address and telephone number of agent for service)
________________________

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Number of Shares to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(6)
Shares of common stock, $.001 par value per share, underlying warrants (3)	6,219,810	$0.565	$3,514,193	$376
Shares of common stock, $.001 par value per share, underlying convertible notes (4)	1,636,932	$0.565	$924,867	$99
Shares of common stock, $.001 par value per share, underlying convertible debentures (5)	4,826,389	$0.565	$2,726,910	$292
Total	12,683,131	$0.565	$7,165,969	$767

(1)
The number of shares to be registered assumes that the proposed reverse stock split of the registrant’s common stock at the ratio of 1-for-10 has been completed. See “Prospectus Summary—Proposed Reverse Stock Split.”

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”) based upon the average of the bid and asked price of the common stock on the OTC Bulletin Board on May 30, 2006, which was $0.565 per share.

(3)
Consists of: (i) 1,518,421 shares issuable upon the exercise of common stock purchase warrants issued in a private placement in July 2005; (ii)(A) 1,330,209 shares representing 125% of the shares of common stock issuable upon the exercise of Class A common stock purchase warrants, and (B) 2,142,014 shares representing 125% of the shares of common stock issuable upon the exercise of Class B common stock purchase warrants, all of which warrants were issued in a private placement in January 2006; (iii) (A) 440,973 shares representing 125% of the shares of common stock issuable upon the exercise of the Class A common stock purchase warrants, and (B) 440,973 shares representing 125% of the shares of common stock issuable upon the exercise of the Class B common stock purchase warrants, all of which warrants were issued in a private placement in March 2006; and (iv) (A) 173,611 shares representing 125% of the shares issuable upon the exercise of the Class A common stock purchase warrants, and (B) 173,611 shares representing 125% of the shares issuable upon the exercise of the Class B common stock purchase warrants, all of which warrants were issued in a separate private placement in March 2006.

(4)	Represents 125% of the shares of common stock issuable upon conversion of the convertible notes issuable in the private placement in July 2005.

(5)
Consists of: (i) 3,472,222 shares representing 125% of the shares of common stock issuable upon the conversion of the convertible debentures issued in the private placement in January 2006; (ii) 1,006,945 shares of common stock representing 125% of the shares of common stock issuable upon the conversion of the convertible debentures issued in the private placement in March 2006; and (iii) 347,222 shares of common stock representing 125% of the shares issuable upon the conversion of the convertible debentures issued in the separate private placement in March 2006.

(6)	Calculated using $107.00 per million dollars.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 31, 2006

Prospectus

INDUSTRIAL ENTERPRISES OF AMERICA, INC.

The Resale of 12,683,131 Shares of Common Stock

We are registering 12,683,131 shares of our common stock on behalf of the selling shareholders identified under the heading “Selling Shareholders” in this prospectus.

The selling shareholders may sell the stock from time to time in the over-the-counter market or such other market as may be the principal market where the common stock is admitted to trade at the prevailing market price or in negotiated transactions.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. As described in this prospectus, we have received proceeds from the sale of our convertible notes and warrants in the July 2005 private placement, and from the sale of our convertible debentures and warrants in additional private placements in January and March of 2006. We will also receive proceeds from the issuance of shares of common stock underlying warrants held by the selling shareholders, which shares are also being registered hereby, if the selling shareholders exercise those warrants through a cash exercise.

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol “ILNP.OB.” On May 30, 2006, the last sale price of our common stock was $0.58 per share.

Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. For a discussion of some of the risks involved, see “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ,                             2006

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.

PROSPECTUS SUMMARY

This prospectus summary contains information about our company, our finances and our products that we believe is most important. This summary is qualified in its entirety by the more detailed information on these and other topics appearing elsewhere in this prospectus, including the information under the heading “Risk Factors” and the information contained in the financial statements. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully for a complete understanding of our business. Federal and state securities laws require that we include in this prospectus all of the important information that you will need to make an investment decision.

Unless otherwise indicated, all share and per share data in this prospectus (1) do not give effect to shares issuable upon exercise of outstanding options and warrants granted other than in connection with our private placements in July 2005, January 2006 and March 2006; (2) do not give effect to shares issuable pursuant to our 2004 Stock Option Plan described in more detail under “Management—2004 Stock Option Plan”; and (3) except as indicated otherwise, assume that proposed reverse stock split of our common stock at the ratio of 1-for-10, which will convert each block of ten shares of the common stock issued and outstanding as of the record date to be selected by us, into one share of common stock, has already occurred. For more information about our proposed reverse stock split, see “—Proposed Reverse Stock Split” below.

As used in this prospectus, “we”, “us”, “our”, “IEA” or “our company” refers to Industrial Enterprises of America, Inc., a Nevada corporation, and all of its subsidiaries and affiliated companies.

About Our Company

Our company was originally incorporated in Florida in June 1990, under the name of Mid-Way Medical Diagnostic Center, Inc., and was initially engaged in the business of seeking to establish and operate medical and diagnostic centers. Since then, and until we became engaged in our current business summarized below, we effected some reorganizational transactions and were involved in various business activities, as well as were a shell entity without a defined business purpose in some periods (such as between December 2002 and October 2004), all as described in more detail under “Business—Our Background.”

At the present time, we operate as a holding company with four wholly owned subsidiaries: (1) EMC Packaging, Inc., a Delaware corporation (“EMC”); (2) Unifide Industries, Limited Liability Company, a New Jersey limited liability company (“Unifide”), a leading marketer and seller of automotive chemicals and additives; (3) Todays Way Manufacturing, LLC, a New Jersey limited liability company (“Todays”); and (4) Spinwell Holding Company, LLC, an Ohio limited liability company (“Spinwell”), which became our subsidiary as part of our recent acquisition of Pitt Penn Oil Co., LLC, a limited liability company organized under the laws of the State of Ohio, and Pitt Penn Oil DISC Company, a Delaware corporation described below under “—Our Recent Acquisitions.” The business of EMC consists of converting hydrofluorocarbon gases (“HFC”) R134a and R152a into branded private label refrigerant and propellant products. Unifide is a leading marketer and seller of automotive chemicals and additives, and Todays manufactures and packages the products sold by Unifide. The Pitt Penn Group (as defined below) is a supplier of automotive and chemical products based outside of Pittsburgh, Pennsylvania. For more information about each of our subsidiaries, please see “Business —Our Business”.

Our principal executive offices are located at 711 Third Avenue, Suite 1505, New York, New York 10017, and our telephone number is (212) 490-3100.

Proposed Reverse Stock Split

We propose to effect a reverse stock split of our common stock by converting each block of ten shares of our common stock, issued and outstanding as of a record date to be selected by us, into one share of our common stock. Our board of directors and shareholders approved the reversed stock split. All references to our common stock in this prospectus below under “—About Our Recent Private Placements” and in the section “Selling Shareholders—Our Recent Private Placements” refer to our common stock or a pre-split basis. All other descriptions of our common stock reflect post-split data, unless indicated otherwise.

Our Recent Acquisitions

Effective June 30, 2005, we acquired one hundred percent ownership of Unifide, a leading marketer and seller of automotive chemicals and additives for an aggregate consideration of approximately $3.1 million in cash, notes and stock, and Todays, which manufactures and packages the products sold by Unifide, for an aggregate consideration of approximately $950,000 in cash, notes and stock. As a result of these acquisitions, Unifide and Todays became our wholly owned subsidiaries as of July 17, 2005.

In addition, we acquired the Pitt Penn Group (as defined below), a supplier of automotive and chemical products based outside of Pittsburgh, Pennsylvania on January 31, 2006. Effective as of that date, Spinwell has operated as our wholly owned subsidiary.

Pursuant to the Membership Interest Purchase Agreement dated January 17, 2006 (the “Pitt Penn Agreement”), we have purchased from the sellers party thereto one hundred percent (100%) of the membership interests of Spinwell, which owns all of the issued and outstanding membership interests of (1) Pitt Penn Oil Co., LLC, a limited liability company organized under the laws of the State of Ohio, and (2) Pitt Penn Oil DISC Company, a Delaware corporation (together, the “Pitt Penn Group” or “Pitt Penn”), for an aggregate consideration of $4,000,000, subject to adjustment as provided in the Pitt Penn Agreement.

Prior to the execution of the Pitt Penn Agreement, there were no material relationships between (1) us or any of our affiliates, any of our officers or directors or any associate of any such director or officer, and (2) the Pitt Penn Group or any of its affiliates, any officer or director of the Pitt Penn Group, or any associate of any such director or officer. In addition, prior to the execution of the Pitt Penn Agreement, there were no material relationships between (1) us or any of our affiliates, any of our officers or directors or any associate of any such director or officer, and (2) the sources of the funds used in the acquisition.

As the new parent company of, and through, the Pitt Penn Group, we intend to continue to market and sell the products previously offered by the Pitt Penn Group. The Pitt Penn Group produces private label products including engine oil, transmission oil, antifreeze, washer solvent, brake fluid and gasoline additives. We are currently in the process of moving some of our existing operations into Pitt Penn’s facilities which are now being utilized at less than full capacity.

On May 12, 2006, we sold Springdale Specialty Plastics, Inc. (“Springdale”), a subsidiary of Pitt Penn Oil Co., LLC, pursuant to an Asset Purchase Agreement with Fortco Pittsburgh, LLC (the “Buyer”). Pursuant to the Asset Purchase Agreement, we sold all right, title and interest in and to the property and assets, real, personal or mixed, of every kind and description, which relate solely to the business of Springdale to the Buyer for an aggregate amount of two million five hundred thousand dollars ($2,500,000), subject to adjustment as provided in the Asset Purchase Agreement. The terms of the Asset Purchase Agreement were determined by arms-length negotiations between the parties.

About Our Recent Private Placements

We have filed with the Securities and Exchange Commission (the “Commission”) a registration statement of which this prospectus is a part in order to register for resale the shares of our common stock underlying convertible securities we issued in our recent private placements described below. As a result of our failure to timely file such a registration statement pursuant to some registration requirements set forth in the agreements we entered into in connection with the private placements, we are currently paying liquidated damages to the investors in the relevant private placements. For more information, see also “Selling Shareholders”.

July 2005 Private Placement

We entered into a subscription agreement dated as of July 19, 2005 with Alpha Capital Aktiengesellschaft (“Alpha”), Whalehaven Capital Fund Limited (“Whalehaven”), Stonestreet Limited Partnership (“Stonestreet”), Regal Partners, Inc. (“Regal”) and Osher Capital Inc. (“Osher”). Pursuant to that subscription agreement, these investors purchased from us, in a private placement pursuant to Rule 506 of Regulation D under the Securities Act,

(1) notes convertible into shares of our common stock, as well as (2) five-year warrants to purchase an aggregate of 12,708,332 shares of our common stock (excluding finder’s warrants described below), for an aggregate purchase price of $2,500,000, with $1,500,000 of that purchase price paid on July 19, 2005, the initial closing date, and the remaining $1,000,000 paid on November 2, 2005, the second closing date.

The convertible notes we issued in that private placement mature on the second anniversary of the date of issuance, and accrue interest at an annual interest rate equal to the “prime rate” published in the Wall Street Journal from time to time (hereinafter, “prime rate”) plus 4%, subject to a minimum interest rate of 8%. Upon the occurrence of one of the events of default enumerated in the convertible note which, if curable, is not cured within 20 days, the annual interest rate is increased to 15%. We are required to commence, on the thirteenth monthly anniversary of the date of issuance of the convertible notes, making monthly payments of the principal amount and interest outstanding thereunder, and to continue doing so until the amounts outstanding under the notes have been paid in full. At our option, but subject to certain limitations, we can make these payments in cash or shares of our common stock.

The holders of the convertible notes have the right to convert all or any portion of the principal amount outstanding thereunder, together with interest and fees due thereon, into shares of our common stock at the conversion price per share equal to the lesser of (1) $0.25 with respect to the notes issued on July 19, 2005, or $0.15 with respect to the notes issued on November 2, 2005, or (2) 80% of the average closing bid prices of our common stock as reported by Bloomberg L.P. for the five trading days preceding the issuance date of the convertible notes, subject to the adjustment provisions of the convertible notes and the subscription agreement. In addition, the subscription agreement provides for a mandatory redemption by us of the outstanding convertible notes at the election of each holder if certain events occur.

In connection with the July 2005 private placement, we issued warrants to purchase an aggregate of 12,708,332 shares of our common stock. These warrants will expire on the fifth anniversary of their issuance date, and can be exercised at any time during such period. The warrants exercisable for an aggregate of 3,333,333 shares have the exercise price of $0.175 per share, and the remaining warrants have the exercise price of $0.285 per share, in each case subject to adjustment as provided in the warrant. The warrants contain cashless exercise provisions.

JG Capital, Inc. (“JG Capital”) acted as the finder in connection with the July 2005 private placement. In consideration of its services, we paid JG Capital the commission to such placement agent from the gross proceeds of that offering equal to 9% thereof. We also agreed to pay to JG Capital 9% of the cash proceeds to be received by us from the exercise for cash of the warrants we issued in that private placement. Furthermore, we issued to JG Capital and/or its designees (including Osher) warrants (together, the “Finder’s Warrants”) exercisable for an aggregate of 2,475,877 shares of our common stock, on terms similar to the warrants issued to investors in the private placement, except that (1) we will not pay to JG Capital 9% of the cash proceeds to be received by us from the exercise of such warrants; (2) the Finder’s Warrants are exercisable at all times on a cashless basis; and (3) one-half of the Finder’s Warrants is exercisable at the initial conversion price in effect in July 19, 2005, and the remaining Finder’s Warrants are exercisable at the same conversion price as the warrants issued to the investors in the private placement. Finally, we reimbursed Alpha, the lead investor in the July 2005 private placement, for its due diligence expenses in the amount of 2% of the gross proceeds therefrom.

Pursuant to the subscription agreement, we were required to file with the Commission, within 30 days of the closing of the July 2005 private placement, a registration statement which registers the resale of all shares of our common stock underlying the convertible notes and the warrants issued or issuable by us to the investors in the July 2005 private placement. The subscription agreement provides that if such registration statement is not filed within the 30-day period and not declared effective within 120 days from the filing date, we would be required to deliver liquidated damages to the investors in that private placement. As we previously have not complied with these obligations, we have paid an aggregate of $278,995.27 representing accrued interest and liquidated damages to the investors in the July 2005 private placement pursuant to a modification, amendment and waiver agreement, dated as of March 8, 2006, we concluded with such investors as part of the March 2006 private placement as described below under “—March 2006 Private Placements—Modification, Amendment and Waiver Agreement.” We will continue to incur liquidated damages due to these investors until we file the resale registration statement.

See also “Selling Shareholders—Our Recent Private Placements—July 2005 Private Placement.”

January 2006 Private Placement

We entered into a securities purchase agreement dated as of January 27, 2006 (the “January 2006 purchase agreement”) with JLF Asset Management, LLC and the three funds it manages, JLF Offshore Fund, Ltd., JLF Partners I, L.P., and JLF Partners II, L.P. (together, “JLF” or the “JLF entities”), pursuant to which the three JLF entities purchased from us, in a private placement pursuant to Rule 506 of Regulation D under the Securities Act, (1) debentures convertible into shares of our common stock, as well as (2) Class A warrants to purchase an aggregate of 10,641,668 shares of our common stock, and (3) Class B warrants to purchase an aggregate of 17,136,112 shares of our common stock, for an aggregate purchase price of $5,000,000.

The convertible debentures we issued in the January 2006 private placement mature on the 30 month anniversary of January 27, 2006, and accrue interest at an annual interest rate equal to the “prime rate” plus 4%. The holder of the debentures can elect to receive the interest payments in shares of our common stock. Upon the occurrence of one of the events of default enumerated in the debentures, which are similar to those set forth in the convertible notes we issued in the July 2005 private placement as described under “Selling Shareholders—Our Recent Private Placements—July 2005 Private Placement”, all amounts outstanding thereunder become due and payable in cash or, upon the respective holder’s election, in shares of our common stock.

The holders of the convertible debentures have the right to convert all or any portion of the principal amount outstanding thereunder, together with interest and fees due thereon, into shares of our common stock at the conversion price per share of $0.18, subject to the adjustment provisions set forth in the convertible debenture.

The Class A warrants we issued in the January 2006 private placement have the exercise price of $0.35 per share, and the Class B warrants have the exercise price of $0.24 per share. The investors in the January 2006 private placement are entitled to purchase (i) an aggregate of 10,641,668 shares of our common stock upon exercise of the Class A warrants, and (ii) an aggregate of 17,136,112 shares of our common stock upon exercise of the Class B warrants. Each of the Class A and Class B warrants will expire on the third anniversary of their issuance date, and can be exercised at any time during such period. The warrants we issued to the JLF entities are not subject to cashless exercise.

Pursuant to the January 2006 purchase agreement, we agreed to file with the Commission, within 60 business days of the closing of that offering, a registration statement which registers the resale of all shares of our common stock underlying the convertible debentures and the warrants issued or issuable by us to the JLF entities. If such registration statement is not filed within the 60 business-day period and not declared effective as provided in the January 2006 purchase agreement, we would be required to deliver liquidated damages to the JLF entities.

March 2006 Private Placements

We entered into a securities purchase agreement dated as of March 8, 2006 with Alpha, Whalehaven, Ellis International Ltd. (“Ellis”), Bristol Investment Fund, Ltd. (“Bristol”) and Chestnut Ridge Partners, LP (“Chestnut”), pursuant to which these investors purchased from us, in a private placement pursuant to Rule 506 of Regulation D under the Securities Act, (1) debentures convertible into shares of our common stock, as well as (2) Class A warrants to purchase an aggregate of 4,027,780 shares of our common stock, and (3) Class B warrants to purchase 4,027,780 shares of our common stock, for an aggregate purchase price of $1,450,000. In addition, also effective March 8, 2006, we entered into a separate securities purchase agreement (together with the abovementioned securities purchase agreement, the “March 2006 purchase agreements”) with Truk International Fund, LP and Truk Opportunity Fund, LLC (together, “Truk”), pursuant to which these investors purchased from us, in a separate private placement pursuant to Rule 506 of Regulation D under the Securities Act, (1) debentures convertible into shares of our common stock, as well as (2) Class A warrants to purchase an aggregate of 1,388,888 shares of our common stock, and (3) Class B warrants to purchase an aggregate of 1,388,888 shares of our common stock, for an aggregate purchase price of $500,000.

The convertible debentures we issued in the March 2006 private placements mature on the 30 month anniversary of March 8, 2006, and accrue interest at an annual interest rate equal to the “prime rate” plus 4%. The holder of the debentures can elect to receive the interest payments in shares of our common stock. Upon the occurrence of one of the events of default enumerated in the debentures, which are similar to those set forth in the convertible notes we issued in the July 2005 private placement as described under “Selling Shareholders—Our Recent Private Placements—July 2005 Private Placement”, all amounts outstanding thereunder become due and payable in cash or, upon the respective holder’s election, in shares of our common stock.

The holders of the convertible debentures have the right to convert all or any portion of the principal amount outstanding thereunder, together with accrued interest and fees due thereon, into shares of our common stock at the conversion price per share of $0.18, subject to the adjustment provisions set forth in the convertible debentures.

The Class A warrants we issued in the January 2006 private placement have the exercise price of $0.34 per share, and the Class B warrants have the exercise price of $0.34 per share. Each of the Class A and Class B warrants will expire on the third anniversary of their issuance date, and can be exercised at any time during such period. The warrants we issued to the investors in the March 2006 private placements are not subject to cashless exercise.

Pursuant to the March 2006 purchase agreements, we agreed to file with the Commission, within 60 business days of the closing dates of those offerings, a registration statement which registers the resale of all shares of our common stock underlying the convertible debentures and the warrants issued or issuable by us to the investors in the March 2006 private placements. If such registration statement is not filed within the 60 business-day period and not declared effective as provided in the March 2006 purchase agreements, we would be required to deliver liquidated damages to the investors in the March 2006 private placements.

Pledge Agreement

In connection with the March 2006 private placements, we entered into a pledge agreement (and into a related collateral agent agreement) with Alpha, Whalehaven, Stonestreet, Regal and Osher, dated as of March 8, 2006, pursuant to which we agreed to grant such parties a first priority security interest in (x) the stock held by us in EMC, and (y) the limited liability company interests held by us in Spinwell, to secure our respective obligations and liabilities under the convertible notes we issued in the July 2005 private placement, and the convertible debentures we issued in the March 2006 private placements. Under the pledge agreement, we have agreed not to create other liens upon the EMC and Spinwell interests so pledged, except for a pari pasu security interest securing a financing of our company and/or EMC and/or Spinwell in the amount of not more than $500,000.

Modification, Amendment and Waiver Agreement

We also entered into a modification, amendment and waiver agreement with Alpha, Whalehaven, Stonestreet, Regal and Osher, dated as of March 8, 2006, pursuant to which (1) we agreed to pay to these investors accrued interest and liquidated damages in the aggregate of $278,995.27 incurred by us in connection with our registration rights obligations under the July 2005 private placement; and (2) the investors agreed to invest an additional $300,000 in us prior to June 5, 2006, subject to the conditions and other agreements set forth therein.

THE OFFERING

Common stock outstanding prior to this offering (at May 18, 2006)	5,622,700
Common stock being offered for resale to the public	12,683,131(1)
Common stock outstanding after this offering	18,305,831 (1)
Percentage of common stock outstanding following this offering that shares being offered for resale represent	69.3%
Total proceeds raised by this offering:
We will not receive any proceeds from the resale of our common stock pursuant to this offering. However, we may receive some proceeds if any of the selling shareholders exercise their warrants through cash exercise. We will not receive any proceeds from the exercise of any warrants using a cashless exercise option, if applicable.

Use of proceeds:	Any proceeds that we may receive will be used for working capital and general corporate purposes.
(1) Assumes that all of the shares of common stock being registered hereby will be issued pursuant to the conversion of the convertible notes or debentures, and the exercise of the warrants, all in accordance with the respective terms and conditions of the subscription agreement and the securities purchase agreements described herein.

RISK FACTORS

An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Company

We have no operating history in the business of packaging, marketing and selling refrigerants, or manufacturing and selling automotive chemicals and additives, which makes it difficult to evaluate our future prospects.

We were incorporated in 1990 and, from December 2002 until October 2004, when we acquired our operating subsidiary EMC, we had no operations. EMC, through its predecessor, has been in operation since 1974, most of that time as Environmental Materials Corp. In July 2002, EMC purchased substantially all of the assets of Environmental Materials Corp. The management of Environmental Materials Corp., which had been in place since its founding in 1974, was retained by EMC. Following the acquisition of EMC, the management of EMC continued to manage the day-to-day operations of EMC. Further, our subsidiary Unifide has been in operation for over six years, and our other subsidiary Todays has been in business since 2002. Unifide markets and sells specialty automotive products under proprietary trade names such as TMP (Taylor Made Products), Nu-Energy and Tradco/Phoenix, as well as private labels. Todays manufactures and packages the products to be sold by Unifide. We believe that Unifide has an experienced marketing and sales force. However, our company has never directly participated, nor has it been a holding company of subsidiaries, in the business of packaging, marketing and selling refrigerants, like EMC, or manufacturing and selling automotive chemicals and additives, like Unifide and Todays. As a result, we have no experience or operating history in those areas, upon which a prospective investor can evaluate our business and prospects. Accordingly, you should consider our prospects in light of the substantial risks, expenses and difficulties that companies in their earlier stage of development typically encounter. Our success depends upon our ability to address those risks successfully, and our inability to do so will adversely affect our business, financial condition and results of operations.

We will need additional capital to fund our operations in the future, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

During the period beginning in December 2002 and ending with the acquisition of EMC, we were a “shell” entity, and our activities were limited to capital formation and corporate organizational matters. See “Business—Our Background.” We currently anticipate that our available cash resources and operating revenues will be sufficient to meet our anticipated capital expenditures and working capital requirements for the next twelve months. We will not receive any proceeds from the resale of our common stock by the selling shareholders pursuant to this offering. We may, however, receive some proceeds in the event any of the selling shareholders exercise their warrants through cash exercise. In any event, we will need additional capital to meet our working capital requirements and to fully realize our business strategies.

Furthermore, we may need to raise additional sums to fund working capital requirements or acquisitions if our growth is greater than currently anticipated, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; and (3) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments in development of new products;

•	limit our marketing efforts; and

•	decrease or eliminate capital expenditures.

These limitations could materially adversely affect our business and our ability to compete.

Even if we do find sources of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital raising transactions could dilute or otherwise materially and adversely effect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences or privileges senior to those of our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

External factors, such as political upheaval and natural disasters, could have a significant negative impact on our operations.

Fuel prices and supplies are influenced significantly by international political and economic circumstances, such as the political crises in Venezuela and Nigeria in late 2002 and early 2003 and post-war unrest in Iraq, as well as OPEC production curtailments, a disruption of oil imports, other conflicts in the Middle East, environmental concerns, weather and other unpredictable events. These or other factors could result in higher fuel prices which translate to higher production and product costs and possible downturns in sales. In addition, Hurricane Katrina caused widespread disruption to oil production, refinery operations and pipeline capacity in certain areas of the United States, and, as a result, the price of fuel has increased significantly since late August 2005. These types of external factors may have a material adverse effect on our distribution channels and on our sales due to rising prices and decreased consumer confidence and, as a result, on our financial condition and results of operations.

We depend on third party suppliers, including certain of our suppliers located in the southern areas of the United States that may have been adversely affected by Hurricane Katrina, which subjects us to additional risks.

To date, we believe that we have succeeded in obtaining sufficient components from existing suppliers to produce the products offered by EMC and Unifide. We also believe that adequate supplies should continue to be available in the near future. However, certain of our suppliers in the southern areas of the United States have been adversely effected by Hurricane Katrina. While we continue to work actively with our suppliers in order to sustain and, as needed, increase production of our components, we cannot guarantee that each supplier will be able to sustain or increase its production in time to satisfy our demand or that alternate suppliers will be able to meet any supply deficiency, particularly in light of the effects of Hurricane Katrina on our suppliers in the south. If we fail to obtain a sufficient quantity of components, or if such components fall below our standards, shipments and sales of our products may be delayed or reduced. This would have a material adverse effect on our business, financial condition and results of operations.

We may be adversely affected by problems in the availability of or increases in the prices of components.

Increases in the prices of components or problems in their availability could depress our sales or increase the costs of our products. We are dependent upon components purchased from third parties. We enter into contracts each year for the supply of key components at fixed prices. However, if a key supplier is unable or unwilling to meet our supply requirements, we could experience supply interruptions or cost increases, either of which could have an adverse effect on our gross profit, and our financial condition and results of operations.

Intense competition from existing and new companies in our market may adversely effect our financial condition and results of operations.

The current market for the products of our wholly owned subsidiaries, in particular, Unifide and Todays, is highly competitive, and we expect competition to increase in the future. Our principal competitors include Radiator Specialty, Technical Chemical, Penray Corp, Gold Eagle Airosol Company and Amalie Company. Our lubricants and fuel additives compete with other brands within their product category and with private label products sold by retailers. We compete with numerous manufacturers, importers and distributors of competing products for space availability for the display of these products to the consumer. Moreover, the general availability of contract manufacturing allows new entrants easy access to the consumer products markets in which we compete, which may increase the number of our competitors and adversely affect our competitive position and our business. The financial, distribution, marketing and other resources of many of our competitors are substantially greater than those we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. There can be no assurance that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business, financial condition or results of operations.

Our business, financial condition and results of operations could be materially adversely affected by a general economic downturn.

Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity in the United States could materially affect our financial condition and results of operation. Adverse economic conditions, such as reduced spending due to lack of consumer confidence, inflation, gasoline prices, or other factors (including those arising from Hurricane Katrina’s aftermath), or bad weather, could reduce our sales volume and profitability, thereby adversely affecting our business, financial condition and results of operations.

Cooler than normal summers may depress our sales and thus materially adversely affect our financial condition and results of operations.

Demand for the products we market and sell through our wholly owned subsidiaries is affected by the weather. Cooler than normal summers depress our sales of replacement air conditioning and other refrigerant products. Because a high percentage of our overhead and operating expenses is relatively fixed throughout the year, operating earnings and net earnings tend to be lower in quarters with lower temperatures. These climate changes, which we cannot control, may therefore adversely affect our financial condition and results of operations.

We depend on our key management personnel in order to manage and sustain our operations and grow effectively, and the loss of such key management personnel could materially adversely affect our business and results of operations.

We intend to sustain and eventually increase the level of operations of EMC, Unifide and Todays which these subsidiaries had prior to the date of our acquisition thereof. In order to grow our business, we will seek to broaden our product offerings and expand into regions that we believe fit our criteria, as well as hire additional sales representatives. If we are not able to expand our operations in an efficient manner, our expenses could grow disproportionately to revenues, or our revenues could decline or grow more slowly than expected, either of which could decrease the value of your investment. As of May 2006, we employed approximately 90 people, 15 of whom are employees of EMC and 10 and 65 of whom are employees of Unifide and Pitt Penn, respectively.  We plan to continue to add to our production, administrative, sales and marketing personnel. We expect that we will need to implement new operational and financial systems, procedures and controls, hire and train new employees, and coordinate our technical, accounting, finance, marketing and sales staffs. These new systems and personnel will require a significant period of time and expense to integrate and may strain our resources.

Managing and sustaining our growth successfully will depend in large part on the continued service of our key management personnel, including John Mazzuto, our President and Chief Executive Officer. We do not currently have an employment agreement with Mr. Mazzuto or any of our other key management personnel. We do not maintain key man life insurance coverage on the lives of these individuals. Employment of additional competent management and other personnel familiar with the refrigerant industry and the related regulatory environment is essential to the success of our business, and we must employ and retain such personnel in the future in order to effectively manage growth. The loss of key personnel could materially adversely affect our business and results of operations.

We expect our quarterly operating results to fluctuate, which could lower the value of our stock.

Our lack of extensive experience in the refrigerant and automotive chemical and additive industries and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Our operating results are unpredictable, and we expect them to fluctuate in the future due to a number of factors. These factors may include, but are not necessarily limited to, among others:

•	Deteriorating general economic conditions leading to increased lapses in, and/or decrease in, the sales of our refrigerant products;

•	Regulatory developments, including changes in governmental regulation;

•	Increased pricing competition;

•	An inability to achieve the anticipated levels of administrative and operational efficiencies; and

•	Customer response to new products and marketing initiatives.

For these reasons, period-to-period comparisons of our results of operations are not, and will not necessarily be, a reliable indication of future performance. The fluctuation of our operating results could lower the value of our stock and therefore adversely affect the value of an investment in our company.

We may not be able to successfully develop and market new products, which may adversely affect our ability to compete successfully, and our revenues and results of operations.

Our future success will depend in part upon our continued investment in research and new product development and our ability to continue to realize new technological advances in the refrigerant and automotive chemical and additive industries. Our inability to continue to successfully develop and market new products or our inability to achieve technological advances on a pace consistent with that of our competitors may adversely affect our ability to compete successfully, which may in turn result in a material adverse effect on our revenues and results of operations.

Exposure to environmental liabilities could adversely affect our business, financial condition and results of operations.

Our future profitability could be adversely affected by current or future environmental laws. We are subject to extensive and changing federal, state and local laws and regulations designed to protect the environment in the United States and in other parts of the world. These laws and regulations could impose liability for remediation costs and often result in civil or criminal penalties in cases of non-compliance. Compliance with environmental laws increases our costs of doing business. Because these laws are subject to frequent change, we are unable to predict the future costs resulting from environmental compliance.

We use and generate hazardous substances and wastes in the Todays manufacturing operations. In addition, some of our properties are used for industrial purposes. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, more strict interpretation of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could reduce our earnings and our cash available for operations.

In addition, the United States and other countries have established programs for limiting the production, importation and use of certain ozone depleting chemicals, including refrigerants that we use in most of our products. Some categories of these refrigerants have been banned completely and others are currently scheduled to be phased out in the United States by the year 2030. The United States is under pressure from the international environmental community to accelerate the current 2030 deadline. In Europe, this phase-out process may be completed even sooner. The industry’s failure to find suitable replacement refrigerants for substances that have been or will be banned or the acceleration of any phase-out schedules for these substances by governments could in the future have an adverse effect on our business, financial condition and results of operations.

Risks Related to Our Stock and This Offering

This prospectus contains forward-looking statements that are subject to risks, uncertainties and assumptions, and our actual results may differ materially from those anticipated in the forward-looking statements.

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as “believe,” “anticipate,” “intend,” “goal,” “expect,” “plan,” “we believe,” “our company believes,” “management believes” and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussions under the captions “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

Prior offerings of our securities under Regulation D may have violated federal and certain state securities laws, which would allow holders of the securities the right to rescind and demand the return of their purchase price.

While our current management was not in place until the last quarter of 2005, it is aware that certain issuances of our securities in 2003 and 2004, including common stock and notes, in private placements pursuant to Rules 504 and 506 of Regulation D promulgated by the Commission, may have been public offerings in violation of the registration requirements of federal securities laws. These issuances might also have been in violation of certain state, or blue sky, securities laws. If these issuances were public offerings under federal securities laws or in violation of certain state securities laws, holders of these securities may have the right to rescind the sales of our securities to them, and to demand that we return thereto the purchase price of such securities. Thus, we may be subject to contingent rescission liabilities to the purchasers of our securities in those private placements. These liabilities may include our obligation to make a rescission offer to those purchasers for them to return the securities purchased thereby for their original purchase price plus interest.

Our common stock is traded only on the OTC Bulletin Board and, therefore, liquidity in our common stock may be severely limited.

Currently, our shares are traded on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. Stocks in the OTC Bulletin Board market ordinarily have much lower trading volume than in other markets, such as the NASDAQ Capital Market. Very few market makers take interest in shares traded over-the-counter, and accordingly the markets for such shares are less orderly than is usual for NASDAQ Capital Market stocks. All of these factors may cause the liquidity in our common stock to be severely limited. As a result of the low trading volumes ordinarily obtained in OTC Bulletin Board, sales of common stock in any significant amount could not be absorbed without a dramatic reduction in price. Moreover, thinly traded shares in the OTC Bulletin Board are more susceptible to trading manipulations than is ordinarily the case for more actively traded shares.

The market price for shares of our common stock could be volatile, and you may be unable to resell your shares in the stock market.

The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the economic and monetary environment in general, and the open-market trading of our shares in particular. Such market trading may include speculative short-selling of our common stock. Investors may be unable to resell their shares in the stock market due to variations in trading volume or other market conditions.

Separately, we propose to effect a reverse stock split of our common stock at the ratio of 1-for-10. See “Prospectus Summary—Proposed Reverse Stock Split.” The reverse stock split has been proposed to allow us to comply with the NASDAQ Capital Market minimum share price rules. While we received shareholder and board approvals to effect the reverse stock split on January 10, 2006 and May 1, 2006, respectively, and we expect our shareholders to further ratify the implementation of the stock split prior to the record date therefor to be selected by us, no assurance can be given that the reverse stock split will be implemented due to being enjoined or other reasons beyond our control or that, if implemented, it would not have a negative effect on the market price or trading volume of shares of our common stock. These factors could make it more difficult for investors to resell their shares of our common stock. While we believe that our common stock would likely trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the minimum share price required under Nasdaq Marketplace Rules. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock.

We cannot guaranty the existence of an established public trading market.

Although our common stock is quoted on the OTC Bulletin Board, a regular trading market for our securities may not be sustained in the future. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. We cannot determine the effect of these rule changes and other proposed changes on the OTC Bulletin Board at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to this, or a future, offering;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and our industry generally; and

•	general economic and other national conditions.

The sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. See “Security Ownership of Certain Beneficial Owners and Management” for information about the ownership of our common stock by our current executive officers, directors and principal shareholders. If and as purchasers of our convertible notes, convertible debentures and warrants in the private placements in July 2005, as well as January and March 2006, convert and/or exercise such securities into shares of our common stock, which is being registered hereby, and then sell such stock, our common stock price may decrease due to the influx of such additional shares in the market.

There are short-selling activities in the market where our common stock is quoted. Short-selling is a market selling position not backed by any possession of the subject shares. Often such short sales are conducted by speculators. Short-selling may further depress our common stock price.

Existing shareholders may experience some dilution.

As detailed elsewhere in this prospectus, we have convertible securities outstanding that are convertible into or exercisable for a significant number of shares of our common stock. Conversion of such convertible notes or debentures, and exercise of our warrants may cause dilution in the interests of other shareholders as a result of the substantial amounts of additional common stock that would be issued upon such conversion and/or exercise. In addition, sales of the shares of our common stock issuable upon conversion of the notes or debentures, and upon exercise of the warrants, could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants.

Moreover, we may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing shareholders, the percentage ownership of the existing shareholders may be reduced. Existing shareholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.

“Penny stock” rules may make buying or selling our shares difficult, limiting the market price and the liquidity of our shares.

Trading in our shares is subject to the “penny stock” regulations adopted by the Commission. These regulations generally define a penny stock as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Specifically, “penny stock” is a security meeting one or more definitions set forth in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include, but are not limited to, the following: (1) the stock trades at a price less than $5.00 per share; (2) the stock is not traded on a “recognized” national exchange; (3) the stock is not quoted on the Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (4) the stock is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or which average revenues of less than $6.0 million for the past three years.

The “penny stock” regulations of the Commission require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require delivery, prior to any transaction involving penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. Furthermore, broker-dealers dealing in penny stocks must obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and registered representative and current quotations for the securities they offer.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. The additional burdens imposed upon broker-dealers having to comply with such requirements may discourage broker-dealers from effecting transactions in our stock, which could severely limit the market price and liquidity of our stock, thus making it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We have never paid dividends, and we do not anticipate paying dividends in the foreseeable future.

Since our inception, we have never paid dividends on our common stock, which may adversely affect the price of our stock or discourage certain potential investors from purchasing shares of our common stock. Furthermore, we do not intend to pay dividends in the foreseeable future, as we intend to retain earnings, if any, for use in the development of our business. Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders identified under “Selling Shareholders” below. We will not receive any proceeds from the resale of our common stock pursuant to this offering. We may, however, receive proceeds if any of the selling shareholders exercise their warrants through a cash exercise. We will not receive any proceeds from the exercise of any warrants using a cashless exercise option, if applicable We have not allocated a specific purpose to any proceeds we may receive as a result of such warrant exercise because it is uncertain whether or not we will receive any such funds. However, any proceeds that we may so receive will be used for general corporate purposes, including funding our working capital needs.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of the shares of our common stock by the selling shareholders from time to time. When we refer to “selling shareholders” in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in shares of our common stock other than through a public sale. We will not receive any proceeds from the resale of the common stock by the selling shareholders. We will receive proceeds from the exercise of the warrants through a cash exercise. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock set forth below. Assuming the selling shareholders sell all the shares registered below, none of the selling shareholders will continue to own any shares of our common stock.

The following table sets forth the name of each person who is offering for resale the shares of our common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after this offering, assuming they sell all of the shares offered. The common stock being offered by the selling shareholders is issuable upon conversion of the convertible notes and debentures, and upon exercise of the warrants, acquired by the selling shareholders from us in private placements that were completed in July 2005, and January and March 2006, in reliance upon exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were accredited investors and were acquiring our securities for investment and had no present intention of distributing the common stock issuable upon conversion or exercise of such securities. Except as noted below, none of the selling shareholders has, or within the past there years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling shareholders is or was affiliated with registered broker-dealers.

Name	Shares of Common Stock issuable upon the exercise of warrants	Shares of Common Stock issuable upon the conversion of debentures	Shares of Common Stock issuable upon the conversion of notes	Shares of Common Stock owned before offering assuming full conversion	Shares of Common Stock being registered	Shares of Common Stock owned after offering assuming full conversion*

*Assumes that the selling shareholders will resell all of the offered securities and will hold no shares of our common stock for their own accounts. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership include any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

**Less than 1%.

Our Recent Private Placements

We have filed with the Securities and Exchange Commission (the “Commission”) a registration statement of which this prospectus is a part in order to register for resale the shares of our common stock underlying convertible securities we issued in our recent private placements described below. As a result of our failure to timely file such a registration statement pursuant to some registration requirements set forth in the agreements we entered into in connection with the private placements, we are currently paying liquidated damages to the investors in the relevant private placements. For more information, see also “Selling Shareholders”.

July 2005 Private Placement

We entered into a subscription agreement dated as of July 19, 2005 with Alpha, Whalehaven, Stonestreet, Regal and Osher. Pursuant to that subscription agreement, these investors purchased from us, in a private placement pursuant to Rule 506 of Regulation D under the Securities Act, (1) notes convertible into shares of our common stock, as well as (2) five-year warrants to purchase an aggregate of 12,708,332 shares of our common stock (excluding finder’s warrants described below), for an aggregate purchase price of $2,500,000, with $1,500,000 of that purchase price paid on July 19, 2005, the initial closing date, and the remaining $1,000,000 paid on November 2, 2005, the second closing date.

The convertible notes we issued in that private placement mature on the second anniversary of the date of issuance, and accrue interest at an annual interest rate equal to the prime rate plus 4%, subject to a minimum interest rate of 8%. Upon the occurrence of one of the events of default enumerated in the convertible note which, if curable, is not cured within 20 days, the annual interest rate is increased to 15%. Events of default include: (1) our failure to pay principal or interest; (2) our breach of any representation, warranty or material covenant or term of the subscription agreement, the convertible note, the warrants or any other document entered into in connection with the July 2005 private placement; (3) bankruptcy, insolvency, reorganization or liquidation proceedings are instituted by or against us or our subsidiaries, and not dismissed within 45 days thereafter; (4) an assignment for the benefit of creditors is made by us or any of our subsidiaries, or a receiver or trustee for a substantial part of our property or business is otherwise appointed; (5) any money judgment against us or any of our subsidiaries for more than $50,000 remains outstanding for 45 days; (6) receipt by us of a notice of default, which remains uncured for over 20 days, on the payment of any obligations aggregating in excess of $100,000 beyond any applicable grace period; (7) delisting of our common stock from the OTCBB; (8) a Commission or judicial stop trade order with respect to the trading of our common stock that lasts for five or more consecutive trading days; (9) our failure to register common stock underlying the convertible securities we issued in the July 2005 private placement as provided in the subscription agreement; and (10) we effectuate a reverse split of our common stock without 20 days prior written notice to the holders of the convertible notes.

Amortization of payments of the principal amount and interest outstanding under each convertible note will commence on the thirteenth monthly anniversary of its date of issuance and will continue on the same day of each month thereafter (we refer herein to each such date as the “repayment date”), until the amounts outstanding under the notes have been paid in full. On each repayment date, we must make payments to the holders of the notes in the amount of one-twelfth of the outstanding amounts thereunder. At our option, we can make these payments in cash or shares of our common stock, subject to the limitations set forth in the convertible note, and provided that an effective current registration statement covering the shares of our common stock to be so issued is on file with the Commission (or an exemption from such registration is available under Rule 144(k) of the Securities Act), and no event of default or an event that could ripen into an event of default under the convertible note, exists and is continuing.

The holders of convertible notes have the right to convert all or any portion of the principal amount outstanding thereunder, together with interest and fees due thereon, into shares of our common stock at the conversion price per share equal to the lesser of (1) $0.25 with respect to the notes issued on July 19, 2005, or $0.15 with respect to the notes issued on November 2, 2005, or (2) 80% of the average closing bid prices of our common stock as reported by Bloomberg L.P. for the five trading days preceding the issuance date of the convertible notes, subject to the adjustment provisions of the convertible notes and the subscription agreement. In addition, the subscription agreement provides for a mandatory redemption by us of the outstanding convertible notes at the election of each holder, in the event (1) we are prohibited from issuing our common stock issuable upon conversion of the notes, or we fail to timely deliver such common stock; (2) any other event of default under the convertible notes or the subscription agreement occurs; (3) a liquidation, dissolution or winding up of our company occurs; or (4) a change in control occurs. If any such event occurs and continues for more than 10 days, at the holder’s election, we must pay to the holder a mandatory redemption payment determined by (x) multiplying up to the outstanding principal amount of the note designated by the holder by 130%, or (y) multiplying the number of shares of our common stock otherwise deliverable to the holder upon conversion of the amount of the note so designated, at the conversion price then in effect, by the highest trading closing price of our common stock for the period between the date of the holder’s designation and receipt of the mandatory redemption payment by the holder, whichever is greater, together with accrued but unpaid interest thereon.

In connection with the July 2005 private placement, we issued warrants to purchase an aggregate of 12,708,332 shares of our common stock. These warrants will expire on the fifth anniversary of their issuance date, and can be exercised at any time during such period. The warrants exercisable for an aggregate of 3,333,333 shares have the exercise price of $0.175 per share, and the remaining warrants have the exercise price of $0.285 per share, in each case subject to adjustment as provided in the warrant. The warrants contain cashless exercise provisions.

JG Capital acted as the finder in connection with the July 2005 private placement. In consideration of its services, we paid JG Capital the commission to such placement agent from the gross proceeds of that offering equal to 9% thereof. We also agreed to pay to JG Capital 9% of the cash proceeds to be received by us from the exercise for cash of the warrants we issued in that private placement. Furthermore, we issued to JG Capital and/or its designees (including Osher) the Finder’s Warrants exercisable for an aggregate of 2,475,877 shares of our common stock, on terms similar to the warrants issued to investors in the private placement, except that (1) we will not pay to JG Capital 9% of the cash proceeds to be received by us from the exercise of such warrants; (2) the Finder’s Warrants are exercisable at all times on a cashless basis; and (3) one-half of the Finder’s Warrants is exercisable at the initial conversion price in effect in July 19, 2005, and the remaining Finder’s Warrants are exercisable at the same conversion price as the warrants issued to the investors in the private placement. Finally, we reimbursed Alpha, the lead investor in that private placement, for its due diligence expenses in the amount of 2% of the gross proceeds therefrom.

Pursuant to the subscription agreement, we were required to file with the Commission, within 30 days of the closing of the July 2005 private placement, a registration statement which registers the resale of all shares of our common stock underlying the convertible notes and the warrants issued or issuable by us to the investors in the July 2005 private placement. The subscription agreement provides that if such registration statement is not filed within the 30-day period and not declared effective within 120 days from the filing date, we would be required to deliver liquidated damages to the investors in that private placement. As we previously have not complied with these obligations, we have paid an aggregate of $278,995.27 representing accrued interest and liquidated damages to the investors in the July 2005 private placement pursuant to a modification, amendment and waiver agreement, dated as of March 8, 2006, we concluded with them as part of the March 2006 private placement. We will continue to incur liquidated damages due to these investors until we file the resale registration statement of which this prospectus is a part. See below “—March 2006 Private Placements.”

January 2006 Private Placement

We entered into the January 2006 purchase agreement with JLF Asset Management, LLC and the three JLF entities it manages, dated as of January 27, 2006, pursuant to which the three JLF entities purchased from us, in a private placement pursuant to Rule 506 of Regulation D under the Securities Act, (1) debentures convertible into shares of our common stock, as well as (2) Class A warrants to purchase an aggregate of 10,641,668 shares of our common stock, and (3) Class B warrants to purchase an aggregate of 17,136,112 shares of our common stock, for an aggregate purchase price of $5,000,000.

The convertible debentures we issued in the January 2006 private placement mature on the 30 month anniversary of January 27, 2006, and accrue interest at an annual interest rate equal to the “prime rate” plus 4%. The holder of the debentures can elect to receive the interest payments in shares of our common stock. Upon the occurrence of one of the events of default enumerated in the debentures, which are similar to those set forth in the convertible notes we issued in the July 2005 private placement described above, all amounts outstanding thereunder become due and payable in cash or, upon the respective holder’s election, in shares of our common stock.

The holders of the convertible debentures have the right to convert all or any portion of the principal amount outstanding thereunder, together with interest and fees due thereon, into shares of our common stock at the conversion price per share of $0.18, subject to the adjustment provisions set forth in the convertible debenture.

The Class A warrants we issued in the January 2006 private placement have the exercise price of $0.35 per share, and the Class B warrants have the exercise price of $0.24 per share. The investors in the January 2006 private placement are entitled to purchase (i) an aggregate of 10,641,668 shares of our common stock pursuant to the Class A warrants, and (ii) an aggregate of 17,136,112 shares of our common stock pursuant to the Class B warrants. Each of the Class A and Class B warrants will expire on the third anniversary of their issuance date, and can be exercised at any time during such period. The warrants we issued to the JLF entities are not subject to cashless exercise.

Pursuant to the January 2006 purchase agreement, we agreed to file with the Commission, within 60 business days of the closing of that offering, a registration statement which registers the resale of all shares of our common stock underlying the convertible debentures and the warrants issued or issuable by us to the JLF entities. If such registration statement is not filed within the 60 business-day period and not declared effective as provided in the January 2006 purchase agreement, we would be required to deliver liquidated damages to the JLF entities.

March 2006 Private Placements

We also entered into a securities purchase agreement with Alpha, Whalehaven, Ellis, Bristol and Chestnut, dated as of March 8, 2006, pursuant to which these investors purchased from us, in a private placement pursuant to Rule 506 of Regulation D under the Securities Act, (1) debentures convertible into shares of our common stock, as well as (2) Class A warrants to purchase an aggregate of 4,027,780 shares of our common stock, and (3) Class B warrants to purchase 4,027,780 shares of our common stock, for an aggregate purchase price of $1,450,000. In addition, also effective March 8, 2006, we entered into a separate securities purchase agreement with the two Truk entities, pursuant to which these investors purchased from us, in a separate private placement pursuant to Rule 506 of Regulation D under the Securities Act, (1) debentures convertible into shares of our common stock, as well as (2) Class A warrants to purchase an aggregate of 1,388,888 shares of our common stock, and (3) Class B warrants to purchase an aggregate of 1,388,888 shares of our common stock, for an aggregate purchase price of $500,000.

The convertible debentures we issued in the March 2006 private placements mature on the 30 month anniversary of March 8, 2006, and accrue interest at an annual interest rate equal to the “prime rate” plus 4%. The holder of the debentures can elect to receive the interest payments in shares of our common stock. Upon the occurrence of one of the events of default enumerated in the debentures, which are similar to those set forth in the convertible notes we issued in the July 2005 private placement described above, all amounts outstanding thereunder become due and payable in cash or, upon the respective holder’s election, in shares of our common stock.

The holders of the convertible debentures have the right to convert all or any portion of the principal amount outstanding thereunder, together with interest and fees due thereon, into shares of our common stock at the conversion price per share of $0.18, subject to the adjustment provisions set forth in the convertible debenture.

The Class A warrants we issued in the January 2006 private placement have the exercise price of $0.34 per share, and the Class B warrants have the exercise price of $0.34 per share. Each of the Class A and Class B warrants will expire on the third anniversary of their issuance date, and can be exercised at any time during such period. The warrants we issued to the investors in the March 2006 private placements are not subject to cashless exercise.

Pursuant to the March 2006 purchase agreements, we agreed to file with the Commission, within 60 business days of the closing dates of those offerings, a registration statement which registers the resale of all shares of our common stock underlying the convertible debentures and the warrants issued or issuable by us to the investors in the March 2006 private placements. If such registration statement is not filed within the 60 business-day period and not declared effective as provided in the March 2006 purchase agreements, we would be required to deliver liquidated damages to the investors in the March 2006 private placements.

Pledge Agreement

In connection with the March 2006 private placements, we entered into a pledge agreement (and into a related collateral agent agreement) with Alpha, Whalehaven, Stonestreet, Regal and Osher, dated as of March 8, 2006, pursuant to which we agreed to grant such parties a first priority security interest in (x) the stock held by us in EMC, and (y) the limited liability company interests held by us in Spinwell, to secure our respective obligations and liabilities under the convertible notes we issued in the July 2005 private placement, and the convertible debentures we issued in the March 2006 private placements. Under the pledge agreement, we have agreed not to create other liens upon the EMC and Spinwell interests so pledged, except for a pari pasu security interest securing a financing of our company and/or EMC and/or Spinwell in the amount of not more than $500,000.

Modification, Amendment and Waiver Agreement

We also entered into a modification, amendment and waiver agreement with Alpha, Whalehaven, Stonestreet, Regal and Osher, dated as of March 8, 2006, pursuant to which (1) we agreed to pay to these investors accrued interest and liquidated damages in the aggregate of $278,995.27 incurred by us in connection with our registration rights obligations under the July 2005 subscription agreement; and (2) the investors agreed to invest an additional $300,000 in us prior to June 5, 2006, subject to the conditions and other agreements set forth therein.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or a gent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale, or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commission paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders.

Penny Stock

The Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

•	In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, generally:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the related notes included elsewhere in this prospectus. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as “believe,” “anticipate,” “intend,” “goal,” “expect,” “plan,” “we believe,” “our company believes,” “management believes” and similar language. These forward-looking statements represent our current expectations or beliefs concerning future events, and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussions under the captions “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Although our management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause our future results to differ materially from those anticipated including, among other risks and uncertainties:

•	our history of ongoing operating losses;

•
the overall marketplace and clients’ usage of EMC’s and Unifide’s products, including demand therefor, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain existing competitors and potential competitors, control of expenses, and revenue generated by our acquisition of new customers;

•	the ultimate effects of Hurricane Katrina on the supply and/or distribution chain;

•	the consequent results of operations given the aforementioned factors; and

•
our need to raise additional working capital to fund operations and the availability and terms of any such funding, absent which we believe we may be forced to curtail operations, and if no alternative to financing, such as an additional merger or acquisition, is consummated, we may not continue as a going concern.

The foregoing list should not be construed as exhaustive, and we disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation that our business strategy, objectives or other plans will be achieved. We caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Our actual results may differ materially from results anticipated in these forward-looking statements. Finally, our historical financial performance is not necessarily indicative of the results that may be expected in the future.

Critical Accounting Policies and Estimates

Below is a description of accounting policies, which we consider critical to the preparation and understanding of our financial statements. In addition, certain amounts included in or affecting our financial statements and related disclosure must be estimated, which requires us to make assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. Actual results may differ from these estimates under different assumptions or conditions. The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing our financial statements. We believe that the following critical accounting policies set forth below involve the most significant judgments and estimates used in the preparation of our financial statements. We evaluate these policies on an ongoing basis, based upon historical results and experience, consultation with experts, trends and other methods we consider reasonable in the particular circumstances, as well as our forecasts as to how these might change in the future.

Revenue Recognition

EMC is primarily engaged in the manufacturing and sale of packaged refrigerants for the automotive and dusting markets. Revenue is recognized with the successful manufacture and delivery of such product to the end user customer.

Unifide markets and distributes a full line of automotive aftermarket chemicals. Distribution markets include retail, wholesale, value chains, and private labeling. Unifide brands consist of Unifide (retail), Taylor Made Products (professional), as well as NuEnergy and Phoenix (value). Revenue is recognized with sales to the distribution chain.

Todays is a contract manufacturer of liquid and aerosol products. Currently, Todays is solely producing for Unifide. Revenue is recognized by toll manufacture of products.

The Pitt Penn Group is a supplier of automotive and chemical products. Revenue is recognized with sales to the distributor chain.

All intercompany transactions have been eliminated.

Inventory

Inventory is stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

Machinery and Equipment

Machinery and equipment are recorded at cost. Depreciation is computed on the estimated useful lives of the assets ranging from three to ten years using the straight-line method.

Accounting for Stock-Based Compensation

We have adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with the provisions of SFAS No. 123, we apply Accounting Principles Board Opinion 25 and related interpretations in accounting for stock issued to its employees and consultants. Management exercises judgment in its determination of when significant non-cash stock transactions have occurred. We will adopt FAS 123(R) at the beginning of the next fiscal year.

Restatement of Financial Statements

On November 28, 2005, our board of directors concluded that our financial statements included in our Form 10-KSB for our fiscal year ended June 30, 2005 should no longer be relied upon because the financial statements should be restated with respect to the accounting treatment of the Asset Purchase Agreement between us and Power3 Medical Products, Inc., a New York corporation (“Power3”), which was consummated in May 2004. We are in the process of restating our past financial statements for the year ended June 30, 2005 and the periods ended September 30, 2004, December 31, 2004 and March 31, 2005. Based on our research, this restatement will result in the removal of approximately $1,900,000 of disputed liabilities. Our board of directors has discussed this matter with our independent accountants. Until we have restated and reissued results for the applicable periods, you should not rely on our financial statements for the year ended June 30, 2005 and periods ended September 30, 2004, December 31, 2004 and March 31, 2005. We anticipate that the restatements will be completed within the next 30 days, although no assurance can be given that this will in fact occur.

Recent Change of Fiscal Year

In December 2004, our board of directors approved the change in our fiscal year end from December 31 to June 30, in order to align more closely our operations and internal controls with EMC. At that time, EMC was our only operating subsidiary, and its fiscal year end was June 30.

Results of Operations

The comparative data included in the Results of Operations and the Liquidity and Capital Resources sections below contain data for the nine month period ended March 31, 2005, consisting of pre-acquisition Unifide, Today’s Way and Pitt Penn Group data. The nine month period ended March 31, 2006 data consists of post-acquisition Unifide, Today’s Way and Pitt Penn Group data and includes the operations of EMC, Unifide, Today’s Way for the nine month period and the Pitt Penn Group data for the period beginning January 27, 2006.

Three Months Ended March 31, 2006 as Compared to Three Months Ended March 31, 2005

Revenue and gross profit for the three months ended March 31, 2006 was $9,030,898 and $578,154, respectively, as compared to $831,831 and $91,239, respectively, for the same period in 2005 and reflects the revenue and gross profit derived from Unifide, Today’s Way and Pitt Penn Group operations during the quarter. Additionally, the Company recognized a gain of $27,024 due to sales of shares of common stock of Power3 Medical Products, Inc., a New York corporation (“Power3”), in private and public transactions. No such gain was recorded during the prior year’s period.

Total operating expenses for the three months ended March 31, 2006 was $2,222,384 as compared to $731,745 for the same period in 2005. Of this amount, $865,025 was due to salaries and contract labor expenses which was a direct reflection of the addition of Unifide, Today’s Way and the Pitt Penn Group. This compares to $82,640 in salaries and contract labor expenses for the same period ended March 31, 2005.

Interest expenses for the three months ended March 31, 2006 and 2005 was $410,433 and $65,705, respectively, with the increase primarily attributable to the debt incurred in the acquisition of Unifide, Today’s Way and the Pitt Penn Group.

The result of the above was a net loss for the three months ended March 31, 2006 of $(2,276,928), compared to a net loss of $(703,211) in the same period in 2005.

Nine Months Ended March 31, 2006 as Compared to Nine Months Ended March 31, 2005

Revenue and gross profit for the nine months ended March 31, 2006 was $19,567,081 and $3,264,774 respectively, as compared to $2,180,618 and $313,521, respectively, for the same period ended March 31, 2005 and reflects the revenue and gross profit derived from the Unifide, Today’s Way and Pitt Penn Group’s operations during the quarter. The Company recognized a gain of $533,802 due to sales of shares of common stock of Power3 in private and public transactions. No such gain was recorded during the prior year’s period.

Total operating expenses for the nine months ended March 31, 2006 was $4,774,278 as compared to $2,013,319 for the same period in 2005. Of this amount, $2,701,162 was due to selling, general and administrative expenses which was a direct reflection of the addition of Unifide, Today’s Way and the Pitt Penn Group. This compares to $1,269,498 in selling, general and administrative expenses for the same period ended March 31, 2005.

Interest expenses for the nine months ended March 31, 2006 and 2005 was $1,187,190 and $120,030, respectively, with the increase primarily attributable to the debt incurred in the acquisition of Unifide, Today’s Way and the Pitt Penn Group.

The result of the above was a net loss for the nine months ended March 31, 2006 of $(2,404,265), compared to a net loss of $(1,813,828) in the same period in 2005.

Net (loss) income per share basic and diluted for the three and nine months ended March 31, 2006 was $(0.53) and $(0.56) per share, respectively, compared to $(0.27) and $(0.70) in the respective periods for the prior year.

Liquidity and Capital Resources

Net cash used by operations for the nine months ending March 31, 2006 was $(658,423), compared to negative cash provided by operations for the nine months ending March 31, 2005 of $(456,067). This increase in funds used by operations was mostly attributable to a rise in depreciation and amortization in connection with the acquisitions of Unifide, Today’s Way and Pitt Penn Group.

Net cash used by investing activities was a negative $(8,017,803) in the nine months ending March 31, 2006 as compared to a negative $(6,296) for the nine months ending March 31, 2005. This difference is directly related to the acquisitions of Unifide, Today’s Way and the Pitt Penn Group.

Net cash provided by financing activities was $8,447,106 in the nine months ending March 31, 2006 as compared to $354,366 for the nine months ending March 31, 2005.

We are currently funding our operations from our cash flow generated from operations and our existing credit facilities.

While we believe that access to our credit facilities, together with our current cash flow from operations, will be sufficient to meet our working capital needs in the next twelve months, we may need to seek additional sources of capital to support our development of new products and expansion of our operations. To that end, from time to time we may attempt to receive financing through some combination of commercial bank borrowings or the private or public sale of equity or debt securities, in an effort to ensure that we have access to sufficient funds to meet our needs. However, future equity or debt financings may not be available to us at all, or, if available, may not be on favorable terms. We cannot assure you that these efforts, together with items described above, will be sufficient to fund our growth, or that external funding will be available to us at favorable interest rates or at all. If we are unable to obtain financing in the future, we will continue to develop our business on a reduced scale based on our existing capital resources.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. We have no interests in or relationships with any special purpose entities or variable interest entities.

BUSINESS

Overview

We presently operate as a holding company with four wholly owned subsidiaries, EMC, Unifide, Todays and Spinwell. EMC’s business consists of converting HFC gases R134a and R152a into branded private label refrigerant and propellant products. Unifide is a leading marketer and seller of automotive chemicals and additives, and Todays manufactures and packages the products sold by Unifide. In addition, as a result of our recent acquisition of the Pitt Penn Group in January 2006, we intend to continue to market and sell the products previously offered by the Pitt Penn Group. The Pitt Penn Group produces private label products including engine oil, transmission oil, antifreeze, washer solvent, brake fluid and gasoline additives. A more detailed description of our business is provided below under “—Our Business.”

Our Background

Our company was originally incorporated in Florida on June 14, 1990 as Mid-Way Medical Diagnostic Center, Inc. (“Mid-Way (Florida)”). At the time, Mid-Way (Florida) was initially engaged in the business of seeking to establish and operate medical and diagnostic centers. During 1991, Mid-Way (Florida) abandoned its efforts to engage in that business.

In December 1997, Mid-Way (Florida) effected a reorganization, whereby Mid-Way Acquisition Corp. (the “Merger Sub”), a wholly owned Nevada corporation created by Mid-Way (Florida) solely for the purpose of the reorganization, merged with Ciro Jewelry, Inc. (“Ciro Jewelry (Delaware)”), a Delaware corporation. By virtue of the merger, all of the assets, liabilities, and business of Ciro Jewelry (Delaware) became the assets, liabilities, and business of the Merger Sub. In connection with this merger, the Merger Sub changed its name to Ciro Jewelry, Inc. (“Ciro Jewelry”); the then current sole officer and director resigned as the sole officer and director of both our company and Ciro Jewelry, and simultaneously appointed Murray Wilson as the sole director of each entity.

In December 1997, Mid-Way (Florida) changed its name to Ciro International, Inc. (“Ciro”). At the same time, Ciro merged with Mid-Way Medical and Diagnostic Center, Inc., a Nevada corporation, which was established solely for the purpose of changing the domicile of our company from Florida to Nevada. On April 21, 2003, Ciro and Advanced Bio/Chem, Inc., a Texas corporation (“ABC Texas”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby a wholly owned subsidiary of Ciro, Ciro Acquisition Corp., a Texas corporation, merged with and into ABC Texas in a tax-free exchange of shares. At that time, ABC Texas became a wholly owned subsidiary of Ciro (the “Merger”). On June 12, 2003, the effective date of the Merger, the stockholders of ABC Texas received shares of Ciro on a one-for-one basis in exchange for their shares in ABC Texas. As a result of the Merger, on the effective date, the stockholders of ABC Texas held approximately 65% of the issued and outstanding shares of common stock of our company, and our company owned 100% of the issued and outstanding shares of common stock of ABC Texas. At the effective time of the Merger, the officers of ABC Texas remained the management team of ABC Texas and certain of those employees became officers of the Company. Following the Merger, the then members of the board of directors of our company were persons nominated by the stockholders of ABC Texas prior to the Merger.

Thereafter, our company amended its Articles of Incorporation to change its name from “Ciro International, Inc.” to “Advanced Bio/Chem, Inc.” by filing a Certificate of Amendment on June 20, 2003 with the Secretary of State of the State of Nevada. In addition, subsequent to December 31, 2003, effective as of December 9, 2004, our company amended its Articles of Incorporation to change its name from “Advanced Bio/Chem, Inc.” to “Industrial Enterprises of America, Inc.” by filing a Certificate of Amendment with the Secretary of State of the State of Nevada.

Until June 2003, our company existed primarily as a holding company, and accordingly, our operations were those of its former operating subsidiary, Ciro Jewelry. Until late 2002, we derived our main source of income from the licensing of the name “Ciro”. Effective June 9, 2003, we sold all of the issued and outstanding common stock of our wholly owned subsidiary, Ciro Jewelry, to Merchant’s T&F, Inc. (“MT&F”), a company owned by Mr. Wilson, the majority stockholder of our company at the time of such sale (the “Ciro Stock Sale”). The sale price for the Ciro Stock Sale was $4,000, which was equivalent to the amount owed by our company to MT&F for management fees. Ciro Jewelry owns a trademark for the “Ciro” jewelry name in certain countries. Until December 31, 2002,we licensed this trademark and received royalties from such licenses. Following December 2002, Ciro Jewelry became a “shell” corporation with no defined business purpose and began the process of searching for a new line of business or a merger candidate.

Even before the Ciro Stock Sale, our company did not own or hold leases to any stores. All individual licensees of the “Ciro” trademark were responsible for owning their own stores as well as securing their own merchandise. We did not manufacture or distribute the products sold under the “Ciro” name, nor did we secure the source or availability of materials used to manufacture the “Ciro” products. These responsibilities were left up to the individual licensees. As a result, we had no research and development costs.

Following the Ciro Stock Sale and through December 31, 2003, our company, through ABC Texas (doing business as ProteEx), our wholly owned subsidiary, operated as a biotechnology company utilizing protein identification for cancer discovery and applying proteomics to the medical diagnostic market, principally hospitals and other medical facilities. Our products were in the form of diagnostic tests. Principal national markets included diagnostics and drug discovery and development in the United States and Canada.

In May 2004, we entered into an Asset Purchase Agreement with Power3 and Steven B. Rash and Ira Goldknopf (together, the “Shareholders”), pursuant to which Power3 ultimately purchased all our assets and was required to assume our liabilities (except as specifically agreed otherwise). For a more detailed discussion about the Power3 transaction, see “Certain Relationships and Related Transactions.” Following the sale of our assets to Power3, our company continued to exist as a shell entity with no defined business purpose, until our more recent acquisitions of our operating subsidiaries.

Our Business

At the present time, we operate as a holding company with four wholly owned subsidiaries, EMC, Unifide, Todays and Spinwell, the parent of the Pitt Penn Group.

In October 2004, we purchased all of the issued and outstanding capital stock of EMC (the “EMC Shares”) from the then holders of the EMC Shares. EMC became our wholly owned subsidiary on the effective date of that purchase. EMC currently markets and sells the products that had been offered by EMC prior to the purchase of the EMC Shares. As part of its business, EMC supplies refrigerant (in the form of converted HFC R134a and R152a) in units used by ultimate end users. EMC’s dusters are used in the computer and electronics industries, as well as the photographic market, as an aerosol cleaner. EMC’s products are also used in forensic medicine to freeze medical specimens, and EMC packages the only Coast Guard approved boat horns. All of these products use a refrigerant packaged and marketed by EMC.

EMC’s products are sold nationally in the United States. EMC’s clients encompass a variety of industries, including the automotive, electronic (such as computer manufacturers) and photographic industries. Through EMC, we offer the same products in the same areas as offered by EMC prior to the purchase. While EMC has been in the business of packaging, marketing and selling refrigerants since 1974, this is a new area of business for us. Although EMC will continue to use the property, plant, equipment, management and employees of EMC existing prior to our purchase thereof, there can be no assurance that we will succeed in establishing a profitable line of business using EMC.

Effective as of July 17, 2005, we acquired 100% ownership of Unifide, a leading marketer and seller of automotive chemicals and additives, and Todays, a company that manufactures and packages the products sold by Unifide. Unifide and Todays became our wholly owned subsidiaries on the effective date of that purchase.

Unifide has been in operation for over six years, and Todays has been in operation for approximately three years. Unifide markets specialty automotive products under proprietary trade names such as TMP (Taylor Made Products), Nu-Energy and Tradco/Phoenix, as well as private labels. Todays manufactures and packages the products to be sold by Unifide. Our acquisition of Unifide and Todays brings an experienced marketing and sales force to our core packaging business, and we expect that it will provide cross-selling opportunities between our proprietary brands.

Through Unifide and Todays, we offer the same products in the same areas as offered by Unifide and Todays prior to our acquisition thereof. Although Unifide and Todays will continue to use the property, plant, equipment, management and employees of Unifide existing prior to our acquisition thereof, there can be no assurance that we will be able to successfully continue their business.

On January 31, 2006, we acquired 100% of the membership interest of Spinwell, which owns all of the issued and outstanding membership interests of Pitt Penn, a leading manufacturer, marketer and seller of automotive chemicals and additives. Spinwell became our wholly owned subsidiary on the effective date of that purchase. Pitt Penn produces private label products including engine oil, transmission oil, antifreeze, washer solvent, brake fluid and gasoline additives.

None of the products of EMC, Unifide, Pitt Penn or Todays are sold to ultimate end users. Rather, our customers are retail stores, distributors and wholesalers of products. Following production, all products are shipped to clients by contracted third party shippers. We include the costs associated with shipping into our product pricing.

The raw materials used by each of our wholly owned subsidiaries are widely available. However, we must continue to rely on suppliers of raw materials in order to conduct our business. We continually seek out less expensive suppliers of raw materials. Our ability to continue our operations depends on our ability to continue to secure competitive suppliers of raw materials.

Patents, Trademarks and Licenses

None.

Competition

Through our subsidiaries, we operate in highly competitive and fragmented business segments, and neither we nor our subsidiaries are dominant within our respective segments. We compete with various companies, many of whom are, or can be expected to, offer products similar to ours. EMC is primarily engaged in the contract packaging business. It is able to remain competitive primarily due to its efficient production. EMC’s continued competitiveness will rely on its ability to price its services at a competitive level. EMC has no brand distinction between its products and its competitor’s products.

Pitt Penn and Unifide compete in their market through competitive pricing and effective marketing and sales. We do not believe that Pitt Penn or Unifide have any significant advantage due to their brand name recognition. Rather, Pitt Penn and Unifide sales employees are able to maintain these companies’ position in the market through appropriate pricing of their products.

Many of our competitors are more established than we are, have greater name recognition and a larger customer base than we have, and have greater financial, technical, marketing and other resources than we presently possess. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. See also “Risk Factors—Intense competition from existing and new companies in our market may adversely effect our financial condition and results of operations.”

Government Regulation

We believe that we are currently in material compliance with all relevant federal, state, and local environmental regulations, and do not expect to incur any significant costs to maintain compliance with the regulations in the foreseeable future. We are subject to the rules and regulations of United States Occupational Safety and Health Administration (OSHA), and the United States Department of Transportation (DOT). Among other things, these regulatory authorities impose requirements which regulate the handling, packaging, labeling, transportation and disposal of hazardous and non-hazardous material and the health and safety of workers, and require us and, in certain instances, our employees, to obtain and maintain licenses in connection with our operations. We are also subject to regulations adopted by the United States Departments of Transportation which classify most refrigerants as hazardous materials or substances and impose requirements for handling, packaging and transporting refrigerants. In addition, the Environmental Protection Agency performs regular, routine reviews of the business of each of our subsidiaries. See also “Risk Factors—Exposure to environmental liabilities could affect our business, financial condition and results of operations.” We believe that the costs and effects of regulatory compliance with respect to each of EMC, Unifide, Todays and Pitt Penn are minimal.

Employees

We currently employ approximately 90 people, including two senior managers, consisting of approximately 15 employees at EMC, approximately 65 at Pitt Penn and approximately 10 employees at Unifide and Todays. None of the employees of our company or our subsidiaries are covered by a collective bargaining agreement, and we believe our employee relations are good.

Description of Properties

We currently lease office space in New York, New York on a month-to-month basis, at the rate of $3,400 per month. Through EMC, we currently lease office and packaging facilities in Lakewood, New Jersey, under a lease agreement expiring September 2010, at the current annual rate of $120,000. Through Unifide, we also currently leases office space in West Long Branch, New Jersey, and warehouse facilities in Harrison, New Jersey and Conshohocken, Pennsylvania, at an annual aggregate cost of $116,000. Finally, through Todays, we currently lease manufacturing and warehouse space in Akron, Ohio, at an annual cost of $144,000. We believe that our facilities are adequate for our current needs.

As a result of the acquisition of Pitt Penn, we now also own a manufacturing facility with warehouses and rail access in Creighton, Pennsylvania. We are in the process of consolidating our operations into the Pitt Penn facility.

Legal Proceedings

We are a party to several litigations none of which, in the opinion of management, could have a material adverse effect on our financial condition or results of operations. Our management also believes that we have adequate defenses to each action filed against our company, however, there can be no assurance that such defenses will be accepted or that we will ultimately prevail in such actions. Our management does not believe that there are any proceedings to which any of our directors, officers or affiliates, any owner of record or beneficial owner of more than five percent (5%) of our common stock, or any associate of any such director, officer, affiliate of our company, or security holder is a party adverse to us, or has a material interest adverse to us.

In November 2004, Chapman Spira & Carson, LLC (“Chapman Spira”), an investment banking firm, filed a lawsuit in the Supreme Court of the State of New York for the County of New York against us and Power3. The suit alleges that we and Power3 are liable to Chapman Spira for damages allegedly resulting from the breach of a letter agreement between Chapman Spira and us relating to the performance of strategic and investment banking services. Chapman Spira is seeking damages in the amount of $1,522,000 plus interest. We filed an answer in the lawsuit. We dispute the allegations in the complaint and are vigorously defending this matter.

In January 2005, Plaintiff Kamy Behzadi, a previous employee of our company and Power3, filed suit against us and Power3. Plaintiff was seeking to remove the restrictions on 500,000 shares of our common stock received pursuant to an employment arrangement. In May 2005, we filed an action against Behzadi regarding his employment with us. On March 22, 2006, both lawsuits were settled and all actions between the parties have been fully resolved, pending compliance with the settlement agreement.

In June 2005, Charles Caudle and others filed a lawsuit in Harris County, Texas, against us, ABC Texas, our former subsidiary, Power3 and John Mazzuto and Crawford Shaw. The suit alleges that we, Power3 and the officers and directors are liable to plaintiffs for unspecified damages. We and our officers and directors have filed an answer denying all claims in the lawsuit. Crawford Shaw, a former officer and director of our company, has filed a cross complaint against us for unspecified damages related to his resignation. We dispute the allegations in the complaint and the cross complaint and are vigorously defending these matters.

On December 13, 2005, Trinity Bui filed suit in the Supreme Court of the State of New York, County of New York, against us alleging that we were in breach of certain notes payable to Ms. Bui and her investment company. Ms. Bui seeks payment of the notes and other unquantified damages. We believe that we have adequate defenses against such claims. We believe that the notes payable are properly accounted for in our financial statements. There can be no assurance that we will be successful in defending such claims.

On February 8, 2006, Waco Capital Management, Inc. filed suit in Seminole County, Florida against our company alleging breach of a consulting agreement with us and seeking 2,000,000 shares of our common stock (on a pre-split basis). Plaintiff claims that, pursuant to the agreement, we were required to issue to the plaintiff 2,000,000 shares of our common stock. We dispute the allegations in the complaint, we have filed an answer in this action and are vigorously defending this matter.

Except as stated above, as of May 31, 2006, we were neither a party nor were any of our properties subject to any material legal proceedings.

MANAGEMENT

Our directors and executive officers

The following table sets forth certain information regarding our executive officers and directors:

Name	Age	Title
John Mazzuto	57	Chief Executive Officer, President, Assistant Secretary and Director
Robert J. Casper(1)	62	Director
Jerome Davis(1)	55	Director
James Margulies	41	Vice President, Chief Financial Officer and Secretary
Scott Margulis	40	Director

(1)
We expect that each of these directors will be a member of our audit committee once such committee is established by our board of directors. Our board of directors is currently in the process of establishing the audit committee.

Our directors are elected at each annual meeting of our shareholders or are otherwise appointed as permitted by Nevada law and our charter. Each of our executive officers was elected by our board of directors to serve in the capacities set forth below opposite his name, and, except as otherwise noted, serves until the next annual meeting of our shareholders.

Robert J. Casper— was appointed in June 2005 to fill a vacancy on our board of directors, effective as of July 18, 2005. During the past five years, Mr. Casper served as President and Chief Operating Officer of US Life Corporation, a NYSE listed insurance holding company. During his tenure at US Life Corporation, Mr. Casper was responsible for the development of operational policies and procedures, establishing interest rates and investment policy, and product development. Mr. Casper is currently the Chief Executive Officer of R.J. Casper & Associates, a private consulting firm. He is the founder and Chairman of Concorde Specialty Gases, Inc., a leading independent producer and distributor of specialty gases utilized in a variety of industrial, commercial and consumer applications. Presently, Mr. Casper is a director of Sandy Hook Limited, as well as CG Ltd., both located in London.

Jerome Davis— was also appointed in July 2005 to fill a vacancy on our board of directors, effective as of July 18, 2005. Mr. Davis currently serves as Special Assistant to the President at Columbia University. Prior to entering the academic world in 2002, he was the Chairman and CEO of Noxtech, Inc., an environmental technology development and marketing company from July 1996 to August 2002. From January 1986 to June 1996, Mr. Davis also served as President of Cummins Power Generation, Inc., where he was responsible for the oversight of all aspects of business management and acquired extensive experience in international business development and technology licensing. He is a graduate of Princeton University where he received the coveted Moses Taylor Pyne Prize, the highest general distinction available to an undergraduate. Additionally, Mr. Davis was a Rhodes Scholar at Oxford where he received an M.A. in Politics and Economics before graduating from Yale University Law School in 1976.

James Margulies — has been our Vice President, Chief Financial Officer and Secretary since January 31, 2006. He was also our interim Chief Financial Officer from December 3, 2005 until January 31, 2006. Since 2000, Mr. Margulies has been a partner in the law firm of Margulies & Levinson LLP, located in Cleveland, Ohio, representing both private and public clients in areas including, but not limited to, general contract matters, public offerings, private placements, leveraged capitalizations, acquisitions and divestitures.

Scott Margulis— has been our director since October 14, 2005. He joined Unifide, one of our operating subsidiaries, in 1999 after spending several years in the automotive aftermarket and chemical manufacturing industries. He has been responsible for marketing the Unifide product lines to automotive retailers, as well as acquiring well established automotive brands and creating new brands.

John Mazzuto— our Chief Executive Officer, President, Assistant Secretary and director, has been an investor, financial consultant and advisor to a number of mid and small sized firms in various industries. Previously, he was Managing Director of corporate finance of Chemical Bank of New York. Mr. Mazzuto was Group Managing Director of an international merchant bank and was a member of the board of directors of a number of companies. Mr. Mazzuto graduated from Yale College in 1970.

None of our directors holds any directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act. Furthermore, none of our directors holds any directorship in a company registered as an investment company under the Investment Company Act of 1940.

Executive Compensation

The following table sets forth information for the two years ended June 30, 2005 and the calendar year ended December 31, 2003 regarding the compensation of our Chief Executive Officer and each of our other four most highly-compensated executive officers, referred to in this prospectus as the named executive officers.

Name and principal position	Annual Compensation			Long-Term Compensation
				Awards	Payouts
	Year	Salary	Bonus	Securities underlying options/SARs	All other compensation
Crawford Shaw Chairman of the Board, Former Chief Executive Officer and President(1)	2005	-	-	$200,000	-
	2004	-	-		-
	2003	-	-		-
John Mazzuto Vice Chairman of the Board, Chief Financial Officer and Assistant Secretary	2005	-	-		-
	2004	-	-		-
	2003	-	-		-
Joseph Marks Former President(2)	2005	-
	2004	-
	2003	$70,542

Helen R. Park Former Chief Executive Officer and Secretary(3)	2005	-
	2004	-
	2003	$66,079
(1)	Crawford Shaw resigned from his positions as our Chief Executive Officer and President as of October 14, 2005.

(2)	Joseph Marks resigned as our President in 2003.

(3)	Helen R. Park resigned as our Chief Executive Officer and Secretary in 2003.

The following table sets forth information regarding option grants for our Chief Executive Officer and the named executive officers during the fiscal year ended June 30, 2005.

Name	Number of securities underlying options/SARs granted	% of total options/SARs granted to employees in fiscal year	Exercise or base price ($/share)	Expiration date
Crawford Shaw(1) Former Chairman of the Board, Chief Executive Officer and President	1,000,000	100%	$.20	2015
John Mazzuto Vice Chairman of the Board, Chief Financial Officer and Assistant Secretary	-	-	-	-
Joseph Marks Former President	-	-	-	-
Helen R. Park Former Chief Executive Officer and Secretary	-	-	-	-
(1)	The fair value of our common stock was $0.20 on the date of grant. These options vested immediately.

We recorded $200,000 in stock based compensation during the fiscal year ended June 30, 2005.

Aggregated options exercised in last fiscal year and fiscal year-end option values

The following table sets forth as of June 30, 2005 the number and value of options held by each of our named executive officers. With respect to our Chief Executive Officer and the named executive officers, no options or stock appreciation rights were exercised during the fiscal year ended June 30, 2005, and no stock appreciation rights were outstanding as of June 30, 2005.

Name	Number of securities underlying unexercised options at June 30, 2005		Value of unexercised in-the-money options at June 30, 2005 ($)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Crawford Shaw Former Chairman of the Board, Chief Executive Officer and President	1,000,000	-		-
John Mazzuto Vice Chairman of the Board, Chief Financial Officer and Assistant Secretary	-	-	-	-
Joseph Marks Former President	-	-	-	-
Helen R. Park Former Chief Executive Officer and Secretary	-	-	-	-

Director Compensation

During the fiscal year ended June 30, 2005, we did not pay any fees to any of our directors.

Employment Agreements and Change in Control Arrangements

None.

Severance Arrangements

None.

2004 Stock Option Plan

In August 2004, we adopted our 2004 Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan permits the grant of:

•	options exercisable for shares of our common stock;

•	stock appreciation rights entitling the recipient to receive cash or shares of our common stock; and

•
restricted shares of our common stock to our officers and other employees, outside directors and consultants, upon such terms, including exercise price and conditions and vesting schedule, as may be determined by our board of directors.

The Stock Option Plan authorizes the granting of awards of up to a maximum of 15,000,000 shares of our common stock. All options are subject to the vesting schedule stated in the applicable award agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 31, 2006, our board of directors appointed James Margulies as our Chief Financial Officer Since 2000, Mr. Margulies has been a partner in the law firm of Margulies & Levinson LLP. In the last two years, we paid Margulies & Levinson LLP approximately $300,000 as compensation for various legal matters.

In addition, James Mazzuto, the son of John Mazzuto, our Chief Executive Officer, President, Assistant Secretary and a member of our Board of Directors, is an employee at the Company.

MARKET INFORMATION

Beginning on February 11, 2005 and through August 28, 2005, our common stock traded on the “pink sheets” under the symbol ILNP.PK. Prior to such date, our common stock was traded on the pink sheets under the symbol AVBC.PK. The following sets forth the range of the closing bid prices for our common stock for:

•	the quarterly periods for the fiscal year ended June 30, 2005;

•	the quarterly periods in the transition period from December 31, 2003 through June 30, 2004; and

•	the quarterly periods for the year ended December 31, 2003.

Such prices represent inter-dealer quotations, do not represent actual transactions, and do not include retail mark-ups, mark-downs or commissions. Such prices were determined from information provided by a majority of the market makers for our common stock. Since August 29, 2005, our common stock has been trading on the OTCBB under the symbol ILNP.OB.

	High Bid	Low Bid
Quarter Ended September 30, 2005	0.30	0.13
Quarter Ended December 31, 2005	0.23	0.10
Quarter Ended March 31, 2006	0.66	0.12
Period Following March 31, 2006 (through May 24, 2006)	0.58	0.48
Quarter Ended September 30, 2004	0.429	0.169
Quarter Ended December 31, 2004	0.30	0.24
Quarter Ended March 31, 2005	0.521	0.16
Quarter Ended June 30, 2005	0.45	0.21
Quarter Ended March 31, 2004	1.25	0.50
Quarter Ended June 30, 2004	0.65	0.10
Quarter Ended March 31, 2003	0.41	0.10
Quarter Ended June 30, 2003	0.43	0.41
Quarter Ended September 30, 2003	3.80	1.15
Quarter Ended December 31, 2003	1.15	0.60

The prices shown above through the quarter ended March 31, 2003 relate to our predecessor, Ciro, the stock of which was traded on the pink sheets under the symbol CIRR.PK.

According to the records of our transfer agent, as of May 18, 2006, we had approximately 5,622,700 issued and outstanding shares of common stock, which were held by approximately 200 record holders.

DIVIDEND POLICY

We have not declared or paid any cash dividends to date, and we do not intend to declare any cash dividends on the shares of our common stock in the foreseeable future, as we intend to retain earnings, if any, for use in the development of our business. Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 24, 2006 by:

•	each person known to us to own beneficially more than 5% of our common stock;

•	our Chief Executive Officer and our four other most highly compensated executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The beneficial ownership of our common stock set forth in the table is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by any stockholder and the percentage ownership of such stockholder, shares of common stock subject to options, warrants, rights or convertible privilege held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed to have been exercised and to be outstanding. Such shares, however, are not deemed to have been exercised and to be outstanding for purposes of computing the percentage ownership of any other person.

All information with respect to beneficial ownership has been furnished by the respective director, executive officer or more than 5% stockholder, or by reference to a public filing, as the case may be. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned. Unless specified otherwise, the address of each of the shareholders in the table is c/o Industrial Enterprises of America, Inc., 711 Third Avenue, Suite 1505, New York, New York 10017. All share numbers below assume the completion of our proposed 1-for-10 reverse stock split. See “Prospectus Summary—Proposed Reverse Stock Split.”

Name of beneficial owner	Number of shares of common stock owned (1)	Percent of class (2)
Jeffrey L. Feinberg (2)	415,465	7.39%
JLF Asset Management, L.L.C. (3)	415,465	7.39%
Robert J. Casper(4)	8,500	*
Jerome Davis	10,000	*
Lou Frey, Jr.(5)	20,000	*
Scott L. Margulis(6)	337,667	5.6%
Barry J. Margulis(7)	656,667	10.72%
Joseph Marks(8)	-	-
John Mazzuto	-	-
Helen R. Park(9)	173,017	2.9%
Crawford Shaw(10)	-	-
All such directors and executive officers as a group (4 persons)	356,167	6.3%

*Less than 1%

(1)
Unless otherwise indicated, the amounts shown as being beneficially owned by each stockholder listed above represents shares over which that stockholder or group holds sole voting and sole investment power.

(2)	Based on 5,622,700 shares of our common stock issued and outstanding as of May 18, 2006 on a post-split basis.

(3)
Based on Schedule 13G (“Schedule 13G”) filed such shareholders and JLF Offshore Fund, Ltd. (the “Fund”) with the SEC on February 17, 2006. According to Schedule 13G, the shares listed above are held by (i) a separately managed account managed by Mr. Feinberg and (ii) JLF Partners I, L.P., JLF Partners II, L.P. and the Fund, to which JLF Asset Management, L.L.C. (“JLFAM”) serves as the management company and/or investment manager. Mr. Feinberg and JLFAM have shared voting and investment power over the shares of common stock attributed to each such shareholder. Mr. Feinberg is the managing member of JLFAM. The address of each of these shareholders is c/o JLFAM, 2775 Via de la Valle, Suite 204, Del Mar, CA 92104.

(4)	The shares of common stock attributed to Robert Casper include 3,500 shares in respect of options and that are exercisable within 60 days of the date of this prospectus.

(5)	Lou Frey, Jr. resigned as a director effective as of January 3, 2006.

(6)
The shares of common stock attributed to Scott Margulis include 55,000 shares in respect of options and 56,667 shares in respect of warrants that are exercisable within 60 days of the date of this prospectus.

(7)
The shares of common stock attributed to Barry Margulis include 105,000 shares in respect of options and 5,667 shares in respect of warrants that are exercisable within 60 days of the date of this prospectus.

(8)	Joseph Marks resigned as President in 2003.

(9)	Helen R. Park resigned as Chief Executive Officer and Secretary effective as of September 2003.

(10)	Crawford Shaw resigned as Chief Executive Officer and President effective as of October 14, 2005.

DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary and is qualified in its entirety by the provisions of our articles of incorporation, as amended to date, and our bylaws, all of which have been filed as exhibits to our registration statement of which this prospectus is a part. Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of May 18, 2006, there were 5,622,700 shares of our common stock issued and outstanding, assuming the completion of our proposed reverse stock split at the ratio of 1-for-10 common shares, and no shares of our preferred stock were issued and outstanding.

Common Stock

Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all of our assets that are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Effective October 18, 2005, our board of directors is authorized, subject to limitations prescribed by Nevada law and our articles of incorporation, as amended, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by our shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock. We have no current plan to issue any shares of preferred stock.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

As permitted by the General Corporation Law of Nevada, the Bylaws of IEA provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against expenses incurred by a director or officer of IEA in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director or officer of (or was serving at IEA’s request as a director or officer of another corporation). Such expenses shall be paid by IEA in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by IEA as authorized by relevant sections of the General Corporation Law of Nevada.

The indemnification and advances of expenses provided in our Bylaws shall not be deemed exclusive of any other rights provided by any agreement, vote of stockholders, provided by law or otherwise.

TRANSFER AGENT

Our transfer agent is Computershare Limited, located at 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone number (303) 262-0600.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by the law firm of Lewis and Roca of Las Vegas, Nevada.

ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act, with respect to the common stock we are offering. This prospectus, which constitutes part of the registration statement filed with the Commission, does not include all of the information included in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules thereto.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the public reference room of the Commission, which is located at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the public reference room, upon the payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Commission. You can inspect the registration statement on this website.

INDEX TO FINANCIAL STATEMENTS

INDUSTRIAL ENTERPRISES OF AMERICA, INC. AND SUBSIDIARIES

Page Numbers

Interim Financial Statements:	F-2

Balance Sheet as of March 31, 2006	F-2

Statement of Operations for the three months and nine months ended March 31, 2006 and 2005	F-3

Statement of Cash Flows for the nine months ended March 31, 2006 and 2005	F-4

Notes to Interim Financial Statements	F-5 - F-13

INDUSTRIAL ENTERPRISES OF AMERICA, INC.
Consolidated Balance Sheet as of March 31, 2006
(Unaudited)

March 31, 2006
(Unaudited)

ASSETS
Current Assets
Cash	$ 125,505
Accounts receivable, net of allowance of $15,000	5,977,208
Other receivables	181,214
Inventory, net of reserve of $45,000	10,684,802
Note receivable	500,000
Prepaid expenses	375,607
Total Current Assets	$ 17,844,336
Investment in common stock	2,617,034
Property, plant and equipment net of accumulated depreciation	6,067,391
Other Assets	138,776
Other intangibles, net of amortization of $28,916	83,113
Goodwill	8,598,147
TOTAL ASSETS	$ 35,345,797
LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities
Current maturities of long term debt	$ 2,267,678
Accounts payable	7,893,258
Payable related parties	58,782
Accrued payables	717,862
Accrued interest	264,033
Accrued interest to shareholders and related parties	2,302
Total Current Liabilities	$ 11,203,915
Long Term Liabilities
Notes payable net of current debt	7,494,889
Convertible notes payable	8,958,494
Notes payable related parties	1,129,918
Total Long Term Liabilities	$ 17,583,301
Total Liabilities	$ 28,787,216
Shareholders' Equity
Preferred stock, $0.001 par value,
10,000,000 shares authorized; -0- shares issued and
outstanding as of March 31, 2005	$ -
Common stock, $0.001 par value,
150,000,000 shares authorized; 5,491.928 shares issued and
outstanding as of March 31, 2006	$ 54,919
Additional paid-in capital	10,990,330
Subscribed stock payable	433,989
Shareholder receivable	(6,000)
Director fees, unamortized	(51,000)
Equity development fees, unamortized	(751,888)
Unrealized securities gains (losses)	(10,826,978)
Retained (deficit)	6,715,205
Total Shareholders' Equity	$ 6,558,581
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 35,345,797

The accompanying notes are an integral part of these financial statements.

INDUSTRIAL ENTERPRISES OF AMERICA, INC.
Consolidated Statement of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	Mar 31, 2006	Mar 31, 2005	Mar 31, 2006	Mar 31, 2005
		(Restated)		(Restated)

Revenues	$9,030,898	$831,831	$19,567,081	$2,180,618

Cost of Goods Sold	8,452,744	740,592	16,302,307	1,867,097

Gross Profit	$578,154	$91,239	$3,264,774	$313,521

Expenses:
Selling, general & administrative	956,137	$407,867	$2,701,162	$1,269,498
Salaries and contract labor	865,025	82,640	1,290,995	198,914
Depreciation and amortization	181,956	3,900	305,373	4,502
Legal and professional fees	219,266	237,338	476,748	540,405
Total Expenses	$2,222,384	$731,745	$4,774,278	$2,013,319
Income (loss) from operations	$(1,644,230)	$(640,506)	$(1,509,504)	$(1,699,798)

Interest expense	410,433	65,705	1,187,190	120,030
Operations consolidation expense	250,000	-	250,000	-

Proceeds from sale of securities	27,024	-	533,802	-
Miscellaneous income	711	3,000	8,627	6,000

Net income (loss)	$(2,276,928)	$(703,211)	$(2,404,265)	$(1,813,828)

Net income (loss) per share basic and diluted	$(0.53)	$(0.27)	$(0.56)	$(0.70)

Weighted average number of common shares outstanding	4,312,712	2,589,419	4,312,712	2,589,419

The accompanying notes are an integral part of these financial statements.

INDUSTRIAL ENTERPRISES OF AMERICA, INC.
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended
	March 31, 2006	March 31, 2005
Operating activities		(Restated)
Net income (loss)	$ (2,404,265)	$ (1,813,828)
Non-cash items
Depreciation and amortization	305,373	12,052
Stock based compensation	413,750	363,000
Stock based interest expense	16,514	-
Stock sales for notes receivable	(451,425)	-
Net changes in working capital accounts	1,461,630	982,709
Net cash (used) by operating activities	$ (658,423)	$ (456,067)
Investing activities
Additions to property, plant and equipment	(234,890)	(5,283)
Proceeds from sale of Power 3 Medical Products stock	55,988	-
Investment in subsidiaries	(7,838,901)	-
Other	-	(1,013)
Net cash (used) by investing activities	$ (8,017,803)	$ (6,296)
Financing activities
Bank account over-extension	-	$ 502
Proceeds from issuance of debt	26,474,828	-
Principal payments on debt	(18,451,888)	(313,136)
Proceeds from notes payable related party and shareholders	1,129,918	300,000
Payments on related party loans	(1,250,442)	-
Proceeds from issuance of common stock	295,690	365,000
Subscribed stock	410,000	2,000
Equity development fees	(161,000)	-
Net cash provided by Financing Activities	$ 8,447,106	$ 354,366
Net cash increase for period	$ (229,120)	$ (107,997)
Cash at beginning of period	354,583	123,531
Cash at end of period	$ 125,463	$ 15,534
SUPPLEMENTAL DISCLOSURES RELATED TO CASH FLOWS:
Interest paid	$ 407,864	$ 73,521
Income taxes paid	$ -	$ -
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Notes receivable for Power 3 Medical Products stock sales	$ 500,000	$ -
Notes payable for Unifide and Today Way’s acquisition	$ 3,750,000	$ -
Debt converted to common stock	$ 52,500	$ 50,258
Accrued interest converted to stock	$ -	$ 40,217
Stock issued for Unifide acquisition	$ 1,050,000	$ -
Stock issued for Today’s Way acquisition	$ 450,000	$ -
Stock issued for services	$ 173,750	$ 7,500
Stock issued for employment agreement	$ 42,500	$ -
Stock issued for equity development fees	$ 628,890	$ -
Stock issued for director fees	$ 45,000	$ -
Stock cancelled	$ 5,000	$ -

The accompanying notes are an integral part of these financial statements.

Industrial Enterprises of America, Inc.
Notes to Interim Consolidated Financial Statements

Note 1 - Basis of presentation

Effective February 11, 2005, the Company changed its name to Industrial Enterprises of America, Inc. from Advanced Bio/Chem, Inc.

The Company has suffered recurring losses from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The condensed financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is recommended that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Form 10-KSB for the year ended June 30, 2005.

Correction of errors in comparative financial statements

Subsequent to the issuance of the Company’s June 30, 2004 and 2005, audited financial statements, the Company’s management determined the need as a result of substantial discussions with the Company’s audit firm, legal counsel, and the Securities Exchange Commission to restate prior period financial statements to correct errors discovered during the current period review process. The errors included improper recording and disclosure regarding the sale of assets and liabilities to Power 3 Medical Products, Inc. in exchange for 15,000,000 shares of Power 3 stock on May 18, 2004. The original recording of the transaction was based on the equity method of accounting whereby the basis of the stock equaled the basis of the assets delivered to Power 3 and no gain or loss was recognized. The correct method should have been to record the transaction utilizing the cost method whereby the market value of the stock would be used to determine the gain on the sale of the assets less any liabilities transferred to Power 3.

Accordingly, the following summarizes the changes in retained earnings as a result of the errors described above.

	June 30,
	2005	2004
Net (loss) as previously reported	$(3,727,810)	$(419,798)
Error correction in valuation method
Gain from discontinuance of operations	455,514	15,549,305

Net income as restated	$(3,272,296)	$15,129,507

Accumulated (deficit) at beginning of period	12,391,766	(2,737,741)

Accumulated earnings (deficit) at end of period, as restated	$ 9,119,470	$ 12,391,766

Note 2 - Inventory

As of March 31, 2006, inventory consisted of the following:

Raw materials	$4,062,901
Work-in-process	2,167,641
Finished goods	4,454,260
Total inventory	$10,684,802

Note 3 - Property and equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Repairs and maintenance, which are not considered betterments and do not extend the useful life of property, are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income. The ranges of estimated useful lives used in computing depreciation are as follows:

Equipment	7 - 10 years
Vehicles	3 - 5 years
Office equipment	7 years

Property and equipment, consisting primarily of molds, tools, and office equipment, additions for the nine months ended March 31, 2006 totaled $6,226,837.

	March 31, 2006	March 31, 2005
Plant & equipment	$2,653,883	$ 240,718
Office equipment	130,089	36,249
Vehicles	30,483	-
Leasehold improvements	3,412,382	5,501
Less: Accumulated depreciation	(163,109)	(72,516)
Net fixed assets	$6,063,728	$ 209,952

Depreciation for the nine months ended March 31, 2006, totaled $141,024.

Note 4 - Goodwill

Goodwill is the result of the acquisitions of EMC (October 2004), Unifide (July 2005), Today’s Way (July 2005), and Spinwell Holding Company, Inc. (January 2006). The following outlines the calculations for goodwill related to these acquisitions:
	EMC	Unifide	Today’s Way	Spinwell Holdings	Total
Purchase price	$ 808,474	$3,050,000	$ 950,000	$7,339,918	$12,148,392
Less assets acquired	(1,321,135)	(4,895,477)	(399,257)	(15,626,660)	(22,242,529)
Add liabilities assumed	1,339,880	5,017,960	441,783	11,889,661	18,689,284

Costs in excess of net assets acquired	$ 827,219	$3,172,483	$ 992,526	$3,602,919	$8,595,147

Impairment expense related to goodwill for the nine months ended March 31, 2006 and 2005, were $-0- and $-0-, respectively.

Note 5 - Earnings per share

Basic earnings per share (EPS) includes dilution and is determined by dividing income available to common stockholders by the weighted average number of shares of Common Stock outstanding. Diluted EPS reflects the potential dilution that could occur if options and other contracts to issue shares of Common Stock were exercised or converted into Common Stock. There are warrants to issue an additional 6,536,812 shares as of March 31, 2006, and 250,000 as of March 31, 2005. None of the warrants have been exercised as of March 31, 2006.

Note 6 - Stock based compensation

As permitted under generally accepted accounting principles, stock-based awards granted to employees are accounted for following FAS123(R). Accordingly, the Company has recognized compensation expense of $390,000 and $-0- for the nine months ended March 31, 2006 and 2005, respectively for its stock-based awards to employees. Outlined below are pro forma results had compensation costs for the Company’s stock-based compensation plans been determined based on the fair value approach of SFAS 123. The Company will adopt FAS123 (R) at the beginning of the next fiscal year.

	For the Nine Months Ended
	March 31
	2006	2005
Net (loss), as reported	$(2,404,265)	$(1,813,828)
Less compensation cost determined under the fair value method	-	-
Pro forma net (loss)	$(2,404,265)	$(1,813,828)

Basic and dilutive net (loss) per share:
As reported	$(0.56)	$ (0.70)
Pro forma	$(0.56)	$ (0.70)

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and options may be granted in future years.

Steven Rash, a former CEO of the Company, was granted 82,500 shares of Common Stock at $0.80 per share for a charge of $660,000 against operations for the quarter ended September 30, 2003. In addition, pursuant to Mr. Rash’s September 5, 2003 employment contract, an option agreement for an additional 20,000 shares at the exercise price of $0.80 was promised, but not yet executed. No charge to current operations has been made for the unexecuted option. These options have expired by their own terms.

Disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock- based compensation prescribed therein are shown below. There are 95,500 stock options granted and outstanding as of March 31, 2006, issued in connection with the acquisitions of Unifide and Today’s Way.

The following table summarizes the pro forma operating results of the Company for the nine months ended March 31, 2006, had compensation costs for the stock options granted to employees been determined in accordance with the fair value based method of accounting for stock based compensation as prescribed by SFAS No. 123.

Proforma net (loss) available to common stockholders   $ (2,404,265)

Proforma basic and diluted gain per share   $ (0.56)

As of March 31, 2006, warrants for 6,536,812 shares of Common Stock have not been exercised.

Note 7 - Warrants

The Company has issued 6,241,820 warrants since the year ended June 30, 2005, at the rate of one warrant for each common share. The warrants have an exercise price range of $0.12 to $0.50 per share and a term ranging from 5 years to 7 years. The fair value of the warrants has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of these warrants was $0.27. The following assumptions were used in computing the fair value of these warrants: weighted average risk-free interest rate of 7%, zero dividend yield, volatility of the Company's common stock of 10% and an average remaining life of the warrants of 3.52 years.  There are contractual provisions that prohibit many of the holders of these warrants from exercising the warrants if such exercise would move their stock holdings in the Company above a certain percentage of the outstanding common stock.

A summary of warrant activity for the nine months ended March 31, 2006, is as follows:

	Number of Warrants	Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price

Outstanding at June 30, 2005	295,000	$0.39	295,000	$0.02060
Warrants issued since June 30, 2005	5,964,042	$0.28	3,567,286	$0.08469
Outstanding at March 31, 2006	6,254,042	$0.30	3,862,286	$0.27467

At March 31, 2006, the range of warrant prices for shares under warrants and the weighted-average remaining contractual life is as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Warrant		Weighted Average	Weighted Average		Weighted Average
Exercise Prices	Number of Warrants	Exercise Price	Remaining Contractual Life	Number of Warrants	Exercise Price
$0.50	310,000	$0.50	4.76 yrs	310,000	$0.50
$0.34	1,165,417	$0.34	2.91 yrs	1,165,417	$0.34
$0.33	115,000	$0.33	5.56 yrs	115,000	$0.33
$0.30	60,978	$0.30	4.33 yrs	60,978	$0.30
$0.29	931,250	$0.29	4.30 yrs	931,250	$0.29
$0.25	12,500	$0.25	4.21 yrs	12,500	$0.25
$0.24	2,865,972	$0.24	2.91 yrs	2,865,972	$0.24
$0.23	250,000	$0.23	9.17 yrs	250,000	$0.23
$0.18	557,917	$0.18	4.57 yrs	557,917	$0.18
$0.12	20,000	$0.12	6.91 yrs	20,000	$0.12

Note 8 - Interest Expense

The Company recorded interest expense totaling $410,433 and $65,705 for the three months ended March 31, 2006 and 2005, respectively.

Note 9 - Debt issuances

On July 8, 2005, the Company completed a convertible debt offering of $500,000 at 8% due on July 8, 2006, with a conversion price of $0.27, convertible at lenders’ discretion. On July 19, 2005, the Company completed a convertible debt offering of $1,210,000 at Wall Street prime plus four points due on July 19, 2007, with a conversion price of $0.25, convertible at lenders’ discretion.

On November 7, 2005, the Company secured a $5,000,000 credit facility for its subsidiaries, EMC and Unifide, from Mercantile Business Credit, L.P. of Ardmore, Pennsylvania. This secured asset based credit facility replaced the subsidiaries’ existing credit line and doubles their borrowing capacity, providing additional working capital for expanding operations.

On January 27, 2006, the Company completed a convertible debt offering of $5,000,000 at Wall Street Journal prime plus four points due on July 27, 2008, with a conversion price of $0.18, convertible at lenders’ discretion. On March 8, 2006, the Company completed a convertible debt offering of $2,150,000 at Wall Street Journal prime plus four points due on September 8, 2008, with a conversion price of $0.18, convertible at lenders’ discretion.

Note 10 - Related party transactions

At March 31, 2006 and 2005, the Company had incurred payables to certain officers for various operational related expenses in the amount of $58,782 and $-0-, respectively.

The Company has notes payable to the following related parties:

	March 31, 2006	March 31, 2005
Shareholders, unsecured, 5% interest per month, due July 15, 2005	$ -	$350,000
Shareholders, unsecured, 18% interest , due October 30, 2007	-	100,000
Shareholders, unsecured, 18% interest, due November 3, 2007	-	50,000
Shareholders, unsecured, 18% interest, due November 16, 2007	-	50,000
Shareholders, unsecured, 18% interest, due November 26, 2007	-	50,000
Shareholders, unsecured, 8% interest, due December 1, 2007	1,129,918	-0-

	$1,129,918	$600,000

Note 11 - Changes in common shares outstanding

Included in the table below are the changes in common shares since June 30, 2005. See Note 10 for discussion of mergers and acquisitions affecting common shares.

Common
Shares
Outstanding common shares at June 30, 2005	3,713,919
Debt converted to stock	407,019
Stock issued to Unifide members	418,800
Stock issued to Today’s Way members	181,200
Stock issued for services	1,068,240
Stock issued for cash	198,750
Stock issued for shareholder receivable	4,000
Stock cancelled	(500,000)
Outstanding common shares at March 31, 2006	5,491,928

Note 12 - Gain on sale of securities

The Company has liquidated 5,653,451 shares of 15,000,000 shares of Power 3 Medical Products, Inc. at an average share price of $0.09. Gain from the disposition of these shares total $478,775.

Note 13 - Mergers and acquisitions

On June 1, 2005, the Company’s Board of Directors approved a merger with Unifide Industries, Limited Liability Company, a New Jersey limited liability company. One hundred (100%) percent of the membership interests of Unifide were acquired in exchange for $800,000 in cash, $1,200,000 in promissory notes, Common Stock valued at $1,050,000 as of July 10, 2005, and 20,000 options to purchase 20,000 shares of the Company’s Common Stock at a purchase price of $0.40. The options are not vested until two (2) years of employment after the date of closing. The options expire ten (10) years after the closing date. The agreement was finalized on July 1, 2005, at which time all of the assets, liabilities and operations of Unifide were acquired. Reference is made to that Current Report on Form 8K filed by the Company on July 18, 2005, as related to Unifide.

On June 1, 2005, the Company’s Board of Directors approved a merger with Today’s Way Manufacturing, LLC, a New Jersey limited liability company. One hundred (100%) percent of the membership interests of Today’s Way were acquired in exchange for $200,000 in cash, $300,000 in promissory notes, Common Stock valued at $450,000 as of July 10, 2005, and 75,500 options to purchase 75,500 shares of the Company’s Common Stock at a purchase price of $0.23. The options expire on May 31, 2015. The agreement was finalized on July 1, 2005, at which time all of the assets, liabilities and operations of Unifide were acquired. Reference is made to that Current Report on Form 8K filed by the Company on July 18, 2005, as related to Today’s Way.

On January 27, 2006, the Company completed the acquisition of Spinwell Holding Company, LLC, (“SHC”) a limited liability company organized under the laws of the State of Ohio and its wholly owned subsidiary Pitt Penn Oil DISC Co., LLC, a Delaware limited liability company. SHC is a supplier of automotive and chemical products based outside of Pittsburgh, Pennsylvania. Under terms of the acquisition, the Company agreed to pay three million five hundred thousand dollars ($3,500,000), subject to adjustment pursuant to the agreement, and acquire notes of the Company in the aggregate amount of five hundred thousand dollars ($500,000). Reference is made to that Form 8K filed by the Company on January 19, 2006.

Note 14 - Disputed Liabilities and Cancellation of Debt

On November 28, 2005, the Board of Directors of the Company, based on legal and accounting research, concluded that the approximately $1,900,000 should be removed from the Company’s disputed liabilities. It was concluded that in the Power3 transaction, many of the liabilities of the Company were actually assumed by Power3 when Power3 purchase the stock of a subsidiary of the Company, Advanced Bio/Chem, Inc. (Texas) (“AVBC Texas”). Power3 purchased all of the assets of the Company in the transaction and the stock of AVBC Texas was one of those assets. The liabilities being removed were liabilities of AVBC Texas and should not have been reflected as liabilities of the Company following the Power3 transaction.

Note 15 - Proforma Statement of Operations for the three months ended March 31, 2006 and March 31, 2005.

The following unaudited data reflects the combined operations of the Company and its subsidiaries as of March 31, 2005.

(in US $)
	ILNP & Subsidiaries	SPINWELL HOLDING		COMBINED
	Three months ended March 31, 2005	Three months ended March 31, 2005	Eliminations	Three months ended March 31, 2005

Net sales	4,408,315	8,770,688	-213,744	12,965,259
Cost of goods sold	3,646,417	8,100,587	-213,744	11,533,260

Gross profit	761,898	670,101	-	1,431,999

Selling & admin	718,498	360,606	-	1,079,104
Salaries & contract labor	198,727	193,993	-	392,720
Depreciation & amortization	16,356	39,383	-	55,739
Legal & professional	278,628	63,173	-	341,801

Total expenses	1,212,209	657,155	-	1,869,364

Net income (loss) from operations	-450,311	12,946	-	-437,365

Interest expense	100,582	128,224	-	228,806

Net income (loss) before income tax expense	-550,893	-115,278	-	-666,171

Income tax expense	-	-	-	-

Net income (loss)	-550,893	-115,278	-	-666,171

The following unaudited data reflects the combined operations of the Company and its subsidiaries as of March 31, 2006.

(in US $)
	ILNP & Subsidiaries	SPINWELL HOLDING		COMBINED
	Three months ended March 31, 2006	Three months ended March 31, 2006	Eliminations	Three months ended March 31, 2006

Net sales	4,510,058	7,778,760	-631,858	11,656,960
Cost of goods sold	3,779,680	8,230,303	-631,858	11,378,125

Gross profit	730,378	-451,543		278,835

Selling & admin	675,272	438,091		1,113,343
Salaries & contract labor	702,562	373,893		1,076,455
Depreciation & amortization	93,739	92,226		185,965
Legal & professional	169,050	191,005		360,055
Operations consolidation expense	250,000	-		250,000

Total expenses	1,890,603	1,095,215		2,985,818

Net income (loss) from operations	-1,160,225	-1,546,758		-2,706,983

Interest expense	310,194	145,104		455,298

Net income (loss) before income tax expense	-1,470,418	-1,691,862		-3,162,281

Other Income	27,735	-		27,735
Income tax expense	-	-		-

Net income (loss)	-1,442,683	-1,691,862		-3,134,546

Note 16 - Balance sheet variances since June 30, 2005

Cash has decreased by more than $229,000, principally from the acquisition of SHC and from operational activities. Accounts receivable, inventory, fixed assets, goodwill, line of credit with equipment lessor, accounts payable, and certain debt have increased as a result of the acquisition of SHC and operating activities, also. Equity development fees paid for the assistance in locating equity financing totaled $885,335. Amortization of such fees totaled $133,447. Certain directors, upon their admittance to the Board of Directors, were issued a total of 35,000 shares of Common Stock in consideration for their services to be rendered to the Company’s Board over the twelve months of their appointment.

Selected balance sheet data as of March 31, 2005, follows:
(in US $)
	ILNP & Subsidiaries	SPINWELL HOLDING		COMBINED
	March 31, 2005	March 31, 2005	Eliminations	March 31, 2005

Total assets	16,502,512	13,087,145	-1,058,727	28,530,930

Total Liabilities	6,360,131	11,911,244	-656,570	17,614,805

Selected balance sheet data as of March 31, 2006, follows:
(in US $)
	ILNP	SPINWELL HOLDING		COMBINED
	March 31, 2006	March 31, 2006	Eliminations	March 31, 2006

Total assets	25,176,848	15,190,889	-5,021,941	35,345,796

Total Liabilities	17,653,290	12,038,129	-904.202	28,787,217

Note 17 - Subsequent events

Pursuant to a Form 8K filed on May 16, 2006, the Company has on May 12, 2006, sold Springdale Specialty Plastics, Inc., a subsidiary of Spinwell Holdings Company LLC, which produced and assembled plastic containers used for storing automobile fluids to Fortco Pittsburgh LLC for $2,500,000 subject to adjustment as provided in the Asset Purchase Agreement. Prior to the execution of the Agreement, there were no material relationships between (i) the Company or any of its affiliates, any officer or director of the Company or any associate of any such director or officer, and (ii) Buyer or any of its affiliates, any officer or director of Buyer, or any associate of any such director or officer.

======================================

12,683,131 Shares

Common Stock

INDUSTRIAL ENTERPRISES OF AMERICA, INC.

___________

PROSPECTUS

___________

May , 2006

======================================

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Officers And Directors

As permitted by the General Corporation Law of Nevada, the Bylaws of Industrial Enterprises of America, Inc. (“our company”, “us”, “our” or the “Company”) provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director or officer of (or was serving at the Company’s request as a director or officer of another corporation). Such expenses shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by relevant sections of the General Corporation Law of Nevada.

The indemnification and advances of expenses provided in our Bylaws shall not be deemed exclusive of any other rights provided by any agreement, vote of stockholders, provided by law or otherwise.

Item 25. Other Expenses Of Issuance And Distribution

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Company, are as follows:

SEC registration fee	$787.1
Blue sky fees and expenses	$*
Legal fees and expenses	$*
Accounting fees and expenses	$*
Printing expenses	$*
Miscellaneous expenses	$*
Total estimated expenses	$*
* To be filed by amendment.

Item 26. Recent Sales Of Unregistered Securities

Beginning in July 2005 through the present time, we have sold securities pursuant to the following transactions, all of which were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

On July 19, 2005 and November 2, 2005 (the second closing date relating to the July 2005 private placement), we issued to five accredited investors in a private placement pursuant to Rule 506 of Regulation D under the Securities Act, (i) promissory notes convertible into shares of our common stock, and (ii) five-year warrants to purchase an aggregate of 12,708,332 shares of our common stock, for an aggregate purchase price of $2,500,000. JG Capital, Inc. acted as the finder in connection with this transaction. In consideration of those services, we (i) agreed to pay to JG Capital 9% of the cash proceeds to be received by us from the exercise for cash of the warrants we issued in that private placement; (ii) issued to JG Capital and/or its designees (including one of the investors in this private placement) warrants (together, the “Finder’s Warrants”) exercisable for an aggregate of 2,475,877 shares of our common stock, on terms similar to the warrants issued to investors in the private placement, except that (x) we will not pay to JG Capital 9% of the cash proceeds to be received by us from the exercise of such warrants; (y) the Finder’s Warrants are exercisable at all times on a cashless basis; and (z) one-half of the Finder’s Warrants is exercisable at the initial conversion price in effect in July 19, 2005, and the remaining Finder’s Warrants are exercisable at the same conversion price as the warrants issued to the investors in the private placement. We received gross proceeds of $2,500,000 before deducting any offering expenses. The common stock underlying the above convertible securities is being registered by us hereunder.

On January 27, 2006, we issued to three accredited investors in a private placement pursuant to Rule 506 of Regulation D under the Securities Act, (i) debentures convertible into shares of our common stock, (ii) three-year Class A warrants initially exercisable for 10,641,668 shares of our common stock, and (iii) three-year Class B warrants initially exercisable for 17,136,112 shares of our common stock, for an aggregate purchase price of $5,000,000. We received gross proceeds of $5,000,000 before deducting any offering expenses.

On March 8, 2006, we issued to seven accredited investors in a private placement pursuant to Rule 506 of Regulation D under the Securities Act, (i) debentures convertible into shares of our common stock, (ii) three-year Class A warrants initially exercisable for 5,416,668 shares of our common stock, and (iii) three-year Class B warrants initially exercisable for 5,416,668 shares of our common stock, for an aggregate purchase price of $1,950,000. We received gross proceeds of $1,950,000 before deducting any offering expenses.

In connection with the Unifide and Todays acquisitions, on August 16, 2005, we issued to the sellers 3,500,000 shares and 1,500,000 shares of our common stock, respectively, subject to adjustment in the number of shares if the price of the our common stock was less than $0.30 from the period from July 1, 2005 to July 10, 2005. These sales and acquisitions of our common stock were made in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

The following exhibits are included as part of this Registration Statement.

Exhibit No.	Description
*3.1(a)	Articles of Incorporation of the Company
*3.1(b)	Certificate of Amendment to Articles of Incorporation of the Company
*3.1(c)	Certificate of Amendment to Articles of Incorporation of the Company
*3.1(d)	Certificate of Amendment to Articles of Incorporation of the Company
*3.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 14, 2004 SEC File No. 000-30646, and incorporated by reference)
*4.1	Subscription Agreement among the Company, Alpha Capital Aktiengesellschaft, Whalehaven Capital Fund Limited, Stonestreet Limited Partnership and Regal Partners Inc, dated as of July 2005
*4.2	Form of Convertible Notes
*4.3	Form of Warrants
*4.4	Securities Purchase Agreement among the Company, JLF Partners I, LP, JLF Partners II, LP, JLF Offshore Fund, Ltd. and JLF Asset Management, LLC, dated as of January 27, 2006
*4.5	Form of Warrants
*4.6	Form of Convertible Debentures
*4.7
Securities Purchase Agreement among the Company, Bristol Investment Fund, Ltd., Whalehaven Capital Fund Limited, Ellis International Ltd., Chestnut Ridge Partners, LP and Alpha Capital Aktiengesellschaft, dated as of March 8, 2006

*4.8
Pledge Agreement among the Company, Alpha Capital Aktiengesellschaft, Whalehaven Capital Fund Limited, Stonestreet Limited Partnership, Regal Partners Inc., Osher Capital Inc., Bristol Investment Fund, Ltd., , Ellis International Ltd. and Chestnut Ridge Partners, LP, dated as of March 8, 2006

*4.9	Form of A Warrants
*4.10	Form of B Warrants
*4.11	Form of Convertible Debenture
*4.12	Securities Purchase Agreement among the Company, Truk International Fund, LP and Truk Opportunity Fund, LLC, dated as of March 8, 2006
*4.13	Form of A Warrants
*4.14	Form of B Warrants
*4.15	Form of Convertible Debenture
*4.16	2004 Stock Option Plan (filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed on January 24, 2005 SEC file No. 333-122239, and incorporated by reference)
*5.1	Opinion of Counsel
*10.1
Asset Purchase Agreement among the Company, Power3 Medical Products, Inc., a New York corporation, and Steven B. Rash and Ira Goldknopf, dated May 18, 2004 (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 24, 2005 SEC File No. 000-30646, and incorporated by reference).

*10.2
Stock Purchase Agreement among the Company and the Stockholders of EMC Packaging, Inc., dated as of October 7, 2004, (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 2, 2005 SEC File No. 000-30646, and incorporated by reference).

*10.3
Acquisition Agreement by and among the Company, and Unifide Industries, Limited Liability Company, Barry J. Margulis and Scott L. Margulis, dated as of June 1, 2005 (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 18, 2005 SEC File No. 000-30646, and incorporated by reference).

*10.4
Acquisition Agreement by and among the Company, and Todays Way Manufacturing, LLC, Barry J. Margulis and Scott L. Margulis, dated as of June 1, 2005, (filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on July 18, 2005 SEC File No. 000-30646, and incorporated by reference).

21.1	List of Subsidiaries of the Company
*23.1	Consent of Counsel (to be included in Exhibit 5.1).
*24.1	Power of Attorney (included on signature page to this Registration Statement).

____________
* To be filed by amendment.

Item 28. Undertakings

The Company hereby undertakes the following:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events, which, individually or together, represent a fundamental change in the information in this registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities of the Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv)	Any other communication that is an offer in the offering made by the Company to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in , on May 31, 2006.

INDUSTRIAL ENTERPRISES OF AMERICA, INC.

By: __________________________________________

Name:

Title:

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below as a signatory to this registration statement hereby constitutes and appoints John Mazzuto, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments and post effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as that person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefore may lawfully do or cause to be done by virtue hereof. indicated.

Signatures	Title	Date
/s/ John D. Mazzuto John D. Mazzuto	Chief Executive Officer, President, Assistant Secretary and Director (Chief Executive Officer)	May 31, 2006
/s/ James W. Margulies James W. Margulies	Vice President, Chief Financial Officer and Secretary (Chief Financial Officer)	May 31, 2006
/s/ Scott Margulis Scott Margulis	Director	May 31, 2006
/s/ Robert J. Casper Robert J. Casper	Director	May 31, 2006
/s/ Jerome Davis Jerome Davis	Director	May 31, 2006

EXHIBIT INDEX

Exhibit No.	Description
*3.1(a)	Articles of Incorporation of the Company
*3.1(b)	Certificate of Amendment to Articles of Incorporation of the Company
*3.1(c)	Certificate of Amendment to Articles of Incorporation of the Company
*3.1(d)	Certificate of Amendment to Articles of Incorporation of the Company
*3.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 14, 2004 SEC File No. 000-30646, and incorporated by reference)
*4.1	Subscription Agreement among the Company, Alpha Capital Aktiengesellschaft, Whalehaven Capital Fund Limited, Stonestreet Limited Partnership and Regal Partners Inc., dated as of July 2005
*4.2	Form of Convertible Notes
*4.3	Form of Warrants
*4.4	Securities Purchase Agreement among the Company, JLF Partners I, LP, JLF Partners II, LP, JLF Offshore Fund, Ltd. and JLF Asset Management, LLC, dated as of January 27, 2006
*4.5	Form of Warrants
*4.6	Form of Convertible Debentures
*4.7
Securities Purchase Agreement among the Company, Bristol Investment Fund, Ltd., Whalehaven Capital Fund Limited, Ellis International Ltd., Chestnut Ridge Partners, LP and Alpha Capital Aktiengesellschaft, dated as of March 8, 2006

*4.8
Pledge Agreement among the Company, Alpha Capital Aktiengesellschaft, Whalehaven Capital Fund Limited, Stonestreet Limited Partnership, Regal Partners Inc., Osher Capital Inc., Bristol Investment Fund, Ltd., , Ellis International Ltd. and Chestnut Ridge Partners, LP, dated as of March 8, 2006

*4.9	Form of A Warrants
*4.10	Form of B Warrants
*4.11	Form of Convertible Debenture
*4.12	Securities Purchase Agreement among the Company, Truk International Fund, LP and Truk Opportunity Fund, LLC, dated as of March 8, 2006
*4.13	Form of A Warrants
*4.14	Form of B Warrants
*4.15	Form of Convertible Debenture
*4.16	2004 Stock Option Plan (filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed on January 24, 2005 SEC file No. 333-122239, and incorporated by reference)
*5.1	Opinion of Counsel
*10.1
Asset Purchase Agreement among the Company, Power3 Medical Products, Inc., a New York corporation, and Steven B. Rash and Ira Goldknopf, dated May 18, 2004 (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 24, 2005 SEC File No. 000-30646, and incorporated by reference).

*10.2
Stock Purchase Agreement among the Company and the Stockholders of EMC Packaging, Inc., dated as of October 7, 2004, (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 2, 2005 SEC File No. 000-30646, and incorporated by reference).

*10.3
Acquisition Agreement by and among the Company, and Unifide Industries, Limited Liability Company, Barry J. Margulis and Scott L. Margulis, dated as of June 1, 2005 (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 18, 2005 SEC File No. 000-30646, and incorporated by reference).

*10.4
Acquisition Agreement by and among the Company, and Todays Way Manufacturing, LLC, Barry J. Margulis and Scott L. Margulis, dated as of June 1, 2005, (filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on July 18, 2005 SEC File No. 000-30646, and incorporated by reference).

21.1	List of Subsidiaries of the Company
*23.1	Consent of Counsel (to be included in Exhibit 5.1).
*24.1	Power of Attorney (included on signature page to this Registration Statement).

____________
* To be filed by amendment.